UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12

NovoCure Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOVOCURE LIMITED

Le Masurier House, La Rue Le Masurier

St. Helier, Jersey, Channel Islands JE2 4YE

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2016

To the Shareholders of NovoCure Limited:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (“Annual Meeting”) of NovoCure Limited, a Jersey (Channel Islands) corporation (referred to herein as the “Company”, “Novocure”, “we” or “our”), will be held on May 4, 2016, at 10:00 a.m. Eastern Standard Time (EST), at Le Masurier House, LaRue Le Masurier, St. Helier, Jersey, Channel Islands JE2 4YE, for the following purposes:

1.

To elect two directors, who will be designated as Class I directors, to hold office until the 2019 annual general meeting of shareholders or until their successors are duly elected and qualified or until their offices are vacated; and

2.

To ratify the appointment, by the audit committee of our Board of Directors, of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“Kost Forer”), as the independent registered public accounting firm of the Company for the Company’s fiscal year ending December 31, 2016.

The foregoing items of business, both of which will be proposed as ordinary resolutions, are more fully described in the Proxy Statement. Only shareholders who owned our ordinary shares at the close of business on March 7, 2016 (the “Record Date”) can vote at this meeting or any adjournments that take place.

We have elected to use the Internet as our primary means of providing our proxy materials to shareholders. Consequently, shareholders will not receive paper copies of our proxy materials, unless they specifically request them. We will send a notice regarding the Internet availability of proxy materials (the “Notice of Internet Availability”) on or about March 24, 2016 to our shareholders of record as of the close of business on the Record Date. We are also providing access to our proxy materials over the Internet beginning on or about March 24, 2016.  Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs, and the environmental impact of the proxy materials.

The Notice of Internet Availability contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how shareholders may obtain paper copies free of charge. The Notice of Internet Availability also provides the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the recommendation from our Board of Directors with regard to each matter; and information on how to attend the meeting.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing a proxy card or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal 1 of the Proxy Statement and FOR the ratification of the appointment of Kost Forer as our independent registered public accounting firm as described in Proposal 2 of the Proxy Statement.

By Order of the Board of Directors

William F. Doyle Chairman of the Board of Directors

St. Helier, Jersey, Channel Islands

March 24, 2016

NOVOCURE LIMITED

PROXY STATEMENT

FOR THE 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2016

The Board of Directors (the “Board”) of NovoCure Limited (referred to herein as the “Company”, “Novocure”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2016 Annual General Meeting of Shareholders to be held on Wednesday, May 4, 2016, at 10:00 a.m. Eastern Time, at Le Masurier House, La Rue Le Masurier, St. Helier, Jersey, Channel Islands  JE2 4YE, and any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement is dated as of March 24, 2016.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a notice regarding the Internet availability of proxy materials (the “Notice of Internet Availability”) to our shareholders of record as of March 7, 2016 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability and on the website referred to in the Notice of Internet Availability, including an option to request paper copies on an ongoing basis. On or about March 24, 2016, we are making this Proxy Statement available on the Internet and are mailing the Notice of Internet Availability to all shareholders entitled to vote at the Annual Meeting. We intend to mail or e-mail this Proxy Statement, together with a proxy card, to those shareholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of request.

The only voting securities of Novocure are ordinary shares, no par value per share (the “Ordinary Shares”), of which there were 84,426,720 shares outstanding as of the Record Date. We need the holders of a majority in voting power of the Ordinary Shares issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

The Company’s Annual Report, which contains financial statements for the fiscal year ended December 31, 2015 (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Shareholders that receive the Notice of Internet Availability can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at www.novocure.com and at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You also may obtain a copy of Novocure’s Annual Report, without charge, by writing to our Investor Relations department at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355.

THE PROXY PROCESS AND SHAREHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on March 7, 2016 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 84,426,720 Ordinary Shares issued and outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our Ordinary Shares, Computershare Limited, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy on the Internet or by telephone or by returning a proxy card if you request and receive one. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted we urge you to vote by proxy on the Internet as instructed in the Notice of Internet Availability, by telephone as instructed on the website referred to on the Notice of Internet Availability, or (if you request and receive a proxy card by mail or e-mail) by signing, dating and returning the proxy card sent to you or by following the instructions on such proxy card to vote on the Internet or by telephone.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•

Proposal 1: To elect two directors, who will be designated as Class I directors, to hold office until the 2019 annual general meeting of shareholders or until their successors are duly elected and qualified or until their offices are vacated; and

•

Proposal 2: To ratify the appointment, by the audit committee of our Board, of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“Kost Forer”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the board of directors recommend I vote on the Proposals?

The board of directors recommends that you vote:

•	FOR each of the Class I director nominees; and
•	FOR ratification of the appointment of Kost Forer as our independent registered public accounting firm.

How do I vote?

•	For Proposal 1, you may either vote “For,” or “Withhold” your vote from, any of the nominees to the Board.
•	For Proposal 2, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting, depending on whether you are a shareholder of record or a beneficial owner, are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in any of the following manners:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability or on the proxy card that you request and receive by mail or e-mail to vote at www.proxyvote.com using the control number contained on the Notice of Internet Availability or proxy card that you received. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•	To vote by telephone, call 1-800-690-6903 (toll free). You will need to have your Notice of Internet Availability or proxy card available when you call.
•

To vote by mail, complete, sign and date the proxy card you request and receive by mail or e-mail, and return it promptly to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. Eastern Time on May 3, 2016. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted, or follow such instructions to submit your vote by the Internet or telephone, if the instructions provide for Internet and telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Can I change my vote after submitting my proxy vote?

Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•	You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date, by following the instructions set forth in the answer to the preceding question.
•	You may send a written notice that you are revoking your proxy to Novocure’s General Counsel at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate shareholder votes, or Inspector of Election. If you are a shareholder of record, and you choose to vote over the Internet prior to the Annual Meeting or by telephone, Broadridge will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or e-mail and choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For Proposal 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” and “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine”. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine”, but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of Ordinary Shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” and “non-routine”?

The ratification of the appointment of Kost Forer as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the two nominees receiving the highest number of “For” votes will be elected. Only votes “For” or “Withheld” will affect the outcome of this proposal. Broker non-votes will have no effect on the outcome of this proposal.

With respect to Proposal 2, the affirmative vote of the majority of votes cast is required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How many votes do I have?

On each matter to be voted upon, you have one vote for each Ordinary Shares you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director, and “For” the ratification of the appointment of Kost Forer as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Novocure will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed materials?

If you receive more than one Notice of Internet Availability or more than one set of printed materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must follow the instructions for voting on each Notice of Internet Availability or proxy card you receive via mail or e-mail upon your request, which include voting over the Internet, telephone or by signing and returning any of the proxy cards you request and receive.

How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

When are shareholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials pursuant to the SEC’s Rule 14a-8 shareholder proposal procedures under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proposal must be submitted in writing by January 4, 2017, to Novocure’s Corporate Secretary at First Floor, Le Masurier House, La Rue Le Masurier, St. Helier, JE2 4YE Jersey, Channel Islands. If you wish to submit a proposal that is not to be included in our proxy materials pursuant to Rule 14a-8 for the next year’s annual meeting, you must do so between January 8, 2017 and February 7, 2017; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 4, 2017, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. If you wish to nominate a director for the next year’s annual meeting, you must do so between January 4, 2017 and February 3, 2017; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after May 4, 2017, then your notice must be received no earlier than 120 Clear Days and no later than 90 Clear Days (as defined in our Articles of Association) prior to that meeting or the tenth day following the day on which a public announcement of the date of such annual meeting is first made.  You are also advised to review our Articles of Association, which contain additional requirements about director nominations. A copy of our Articles of Association may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also request a copy of our Articles of Association, without charge, from Investor Relations at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of Ordinary Shares issued and outstanding and entitled to vote on the business being transacted are present in person or represented by proxy at the Annual Meeting.

If you are a shareholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even if such proxy results in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Corporate Governance

Does the company have a “Code of Ethics?”

We have adopted a written code of business conduct and ethics (the “Code of Ethics”) that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. A current copy of the Code of Ethics is posted on the investor section of our website at www.novocure.com. We intend to disclose any amendment to the Code of Ethics, or any waivers of its requirements, on our website.

Where can I find more information about the company’s corporate governance policies and procedures?

We are committed to ensuring strong corporate governance practices on behalf of our shareholders.  Our Corporate Governance Guidelines, together with the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees, establishes a framework of policies and practices for our effective governance.  Each of these documents is available at http://www.novocure.com/investors/corporate-governance/governance-documents.aspx.  Our Corporate Governance Guidelines address Board composition, compensation, director qualifications, director independence, committee structure and roles, among other things.  The Board, the nominating and corporate governance committee and the other committees will regularly review their governance policies and practices and developments in corporate governance and update these documents as they deem appropriate.

What are the implications of being an “emerging growth company?”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company for up to five years following our initial public offering, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Articles of Association provide that our Board may consist of between two and 13 directors, as determined by the Board from time to time. Our Board currently has 11 members, including our Chairman, our Chief Executive Officer and our Chief Technology Officer. Our directors were elected to serve on our Board pursuant to an investors rights agreement, which was terminated upon the completion of our initial public offering on October 2, 2015 (the “IPO”).

Our Board is divided into three classes, designated as Class I, Class II and Class III, with members of each class serving staggered terms. The members of the classes are divided as follows:

•	the Class I directors are Mr. Burkoth, Mr. Langloss and Professor Palti;
•	the Class II directors are Mr. Leung, Mr. Lavigne, Mr. Perlhagen and Mr. Mylod; and
•	the Class III directors are Mr. Vernon, Mr. Danziger, Mr. Doyle and Mr. Phillips.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a three-year term at the annual general meeting of shareholders in the year in which their term expires or until their successor is elected and has been qualified, or until such director’s earlier death, resignation or removal. To the extent that a vacancy arises on the Board during the term of a director’s appointment, the new director appointed by a majority of our directors then in office (acting upon the recommendation of our independent directors or a committee thereof) as a replacement to fill the vacancy will serve for the remainder of the term of the director he or she has replaced.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

Our Board has determined that each of Messrs. Burkoth, Langloss, Lavigne, Mylod, Perlhagen, Phillips and Vernon has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an independent director as defined by applicable rules of the SEC and The Nasdaq Stock Market, LLC (“NASDAQ”).

The following table sets forth, for the Class I directors who are standing for election and for our other current directors, information with respect to their position/office held with the Company and their ages as of March 24, 2016:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2016 Annual Meeting of Shareholders
William Burkoth (3)	39	Director	2009
Timothy Langloss	40	Director	2009
Yoram Palti	78	Chief Technology Officer and Director	2002
Class II Directors whose terms expire at the 2017 Annual Meeting of Shareholders
Louis J. Lavigne, Jr. (1)	67	Director	2012
Kinyip Gabriel Leung	54	Vice Chairman and Director	2011
Robert J. Mylod, Jr. (1); (3)	49	Director	2012
Gert Lennart Perlhagen (2)	73	Director	2003
Class III Directors whose terms expire at the 2018 Annual Meeting of Shareholders
Asaf Danziger	49	Chief Executive Officer and Director	2012
William F. Doyle	53	Chairman and Director	2004
Charles G. Phillips, III (1); (2)	67	Director	2012
William A. Vernon (2); (3)	60	Director	2006

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Set forth below is biographical information for the nominees and each person who currently serves as a director.  Mr. Langloss, a current Class I director, has given notice of his intention not to stand for re-election at the Annual Meeting and his resignation will be effective on the date of the Annual Meeting.  After due consideration, the Board has decided to leave Mr. Langloss’ position vacant at this time.  The Board intends to set the maximum number of directors at ten immediately after the Annual Meeting as permitted by the Articles of Association.

Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Shareholders

Yoram Palti, M.D., Ph.D. founded Novocure in 2000 and has been our Chief Technology Officer, serving as a consultant, since 2000, and has been a director of Novocure since 2002. Professor Palti is a professor emeritus of physiology and biophysics at the Technion – Israel Institute of Technology and the inventor of TTFields. Professor Palti has also served as a director of EchoSense Ltd., a private medical device company, since 2010, serving as a consultant. From 1982 to 1993, Professor Palti was the head of the Rappaport Family Institute for Research in the Medical Sciences, the research arm of the Technion Medical School. From 1968 to 1970, Professor Palti was an associate professor of physiology at the University of Maryland School of Medicine. Professor Palti also founded and managed Carmel Biosensors Ltd., a private medical technology company, and CellSense Ltd., a private medical technology company, from 1992 to 2000. Professor Palti is the author of more than 40 patents and 70 scientific papers. Professor Palti received his M.Sc., Ph.D. and M.D. from The Hebrew Univ. Hadassah Medical School and served his residency at The Hebrew Univ. Hadassah Medical School. We believe that Professor Palti is qualified to serve on our Board due to his research qualifications and experience and his extensive knowledge of our technology and our industry.

William Burkoth has been a director of Novocure since 2009 and has served on our nominating and corporate governance committee since 2015. Mr. Burkoth has worked for Pfizer Inc.’s Venture Investments Team since 2004, currently serving as executive director, where he has responsibility for making direct equity investments in private life-science companies on behalf of Pfizer Inc. Prior to joining Pfizer Inc., from 2002 to 2004, Mr. Burkoth worked in business development at the pharmaceutical companies Galileo Pharmaceuticals, Inc. and IntraBiotics Pharmaceuticals, Inc. From 1999 to 2002, Mr. Burkoth worked as an analyst at Bay City Capital, a life sciences venture capital firm. Mr. Burkoth currently serves as a director of private companies Biodesy, Inc., a biotechnology company, G-CON Manufacturing Inc., a cleanroom provider, NeuMoDx Molecular, Inc., a molecular diagnostic company, and RefleXion Medical Inc., a medical equipment company. Mr. Burkoth received a B.A. in chemistry from Whitman College and an M.B.A. from Columbia Business School. We believe that Mr. Burkoth is qualified to serve on our Board due to his business and financial experience as an investor in, and a director of, companies in our industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH CLASS I NOMINEE NAMED ABOVE

Directors Continuing in Office Until the 2017 Annual Meeting of Shareholders

Louis J. Lavigne, Jr. has been a director of Novocure since 2012 and has served as the chairperson of our audit committee since 2012. Mr. Lavigne is currently the managing director of Lavrite, LLC, a management consulting firm specializing in corporate finance, accounting, growth strategy and management and the managing member of Spring Development Group, LLC, a specialized investor in growth situations. From 1982 to 2005, Mr. Lavigne worked at Genentech, Inc., a biotechnology company. He joined Genentech in 1982 and was named controller in 1983. In 1986, he was promoted to vice president and assumed the chief financial officer position in 1988. In 1994, Mr. Lavigne became senior vice president and executive vice president in 1997. Mr. Lavigne has served as a director of Accuray, Inc., a radiation oncology company, since 2009, as a director of Depomed, Inc., a specialty pharmaceutical company, since 2013, as a director of DocuSign, Inc., a private signature transaction management company, since 2013, as a director of Zynga, Inc. since 2015, as a director of Rodan & Fields, LLC, a private skincare products company, since 2015 and as a director of Puppet Labs, Inc., a private IT automation software company, since 2015. Mr. Lavigne previously served as a director of Allergan, Inc., a specialty pharmaceutical company, from 2005 to 2015, as a director of BMC Software, Inc., an enterprise systems software company, from 2008 to 2013 and as a director of SafeNet, Inc., a private information security company, from 2010 to 2015. Mr. Lavigne is a member and chairman of the UCSF Benioff Children’s Hospitals Board of Directors and the UCSF Benioff Children’s Hospitals Foundation. Mr. Lavigne earned a B.S. in business administration from Babson College and an M.B.A. from Temple University. We believe that Mr. Lavigne is qualified to serve on our Board due to his business and accounting experience working as an executive and director of companies in our industry.

Kinyip Gabriel Leung has been our Vice Chairman since 2011 and has been a director of Novocure since 2011. Mr. Leung serves as our Vice Chairman on a part-time basis. From 2003 to 2010, Mr. Leung worked for OSI Pharmaceuticals, Inc., a specialty pharmaceutical company, prior to its acquisition by Astellas Pharma Inc., last serving as executive vice president of OSI Pharmaceuticals, Inc. and the President of OSI’s Oncology and Diabetes Business. Mr. Leung was responsible for the launch of erlotinib (Tarceva) at OSI. Prior to his tenure at OSI, from 1999 to 2003, Mr. Leung served as group vice president of the global prescription business at Pharmacia Corporation, a global pharmaceutical and healthcare company, leading Pharmacia’s oncology franchise with business and medical affairs operations in over 80 countries. From 1991 to 1999, Mr. Leung was an executive at Bristol-Myers Squibb Company, a global pharmaceutical and healthcare company, where he was responsible for the growth of Taxol and Paraplatin. In addition, Mr. Leung served as a director for Albany Molecular Research Inc. (AMRI), a global contract research and manufacturing company, from 2010 to 2016 and as a director of Delcath Systems, Inc. from 2011 to 2014, a specialty pharmaceutical and medical device company. Mr. Leung is a pharmacist and trained at the University of Texas at Austin, where he earned his B.S. with High Honors. Mr. Leung attended graduate school at the University of Wisconsin-Madison, where he earned his M.S. in Pharmacy, with a concentration in pharmaceutical marketing. We believe that Mr. Leung is qualified to serve on our Board due to his service as our Vice Chairman and his extensive knowledge of our company and industry.

Robert J. Mylod, Jr. has been a director of Novocure since 2012 and has served on our audit committee since 2012 and on our nominating and corporate governance committee since 2015. Mr. Mylod has served as managing member of Annox Capital LLC, a private investment firm, since 2012. From 2009 to 2011, Mr. Mylod served as vice chairman and head of worldwide strategy and planning at priceline.com, a global on-line travel company. From 2000 to 2009, Mr. Mylod was priceline.com’s chief financial officer. Prior to joining priceline.com, Mr. Mylod was a principal at Stonington Partners, a private equity investment firm. Mr. Mylod has served as a director of EverBank Financial Corp., a financial products and services company, since 2001, and of Autobytel, Inc., an automotive marketing services company, since 2015. Mr. Mylod earned an A.B. in English from the University of Michigan and an M.B.A. from the University of Chicago Graduate School of Business. We believe that Mr. Mylod is qualified to serve on our Board due to his business, accounting and corporate finance experience.

Gert Lennart Perlhagen has been a director of Novocure since 2003 and has served on our compensation committee since 2012. Mr. Perlhagen is an active entrepreneur and investor in emerging healthcare companies and was a founding investor in Novocure. Mr. Perlhagen founded (as part of its merger with Cross Pharma AB) and, from 1999 to 2006, served as a director of Meda AB, a specialty pharmaceutical company. Prior to founding Meda AB, Mr. Perlhagen was the chief executive officer for Scandinavia and UK for Farmitalia SpA, a specialty pharmaceutical company, (later acquired by Pfizer Inc.) where he gained extensive experience in oncology through the launch of the chemotherapy agent doxorubicin (Adriamycin). Outside oncology, Mr. Perlhagen helped lead the commercial launch of omeprazole (Losec/Prilosec) for Astra AB, a specialty pharmaceutical company, where he served as regional director for South Europe and as a member of the International Marketing Strategy Group. We believe Mr. Perlhagen is qualified to serve on our Board due to his business and investment experience and his extensive knowledge of our company and our industry.

Directors Continuing in Office Until the 2018 Annual Meeting of Shareholders

Asaf Danziger has served as our Chief Executive Officer since 2002 and has been a director of Novocure since 2012. From 1998 to 2002, Mr. Danziger was CEO of Cybro Medical, a subsidiary of Imagyn Medical Technologies, Inc., a medical products company. Mr. Danziger holds a B.Sc. in material engineering from Ben Gurion University of the Negev, Israel. We believe that Mr. Danziger is qualified to serve on our Board due to his service as our Chief Executive Officer and his extensive knowledge of our company and industry.

William F. Doyle has served as our Chairman since 2009 and has been a director of Novocure since 2004. Mr. Doyle has also been the Managing Director of WFD Ventures LLC, a private venture capital firm he co-founded, since 2002, and an investment team member at Pershing Square Capital Management L.P., a private investment firm, since 2013. Mr. Doyle has served as a director of Zoetis Inc., an animal health company, since 2015. Prior to 2002, Mr. Doyle was a member of Johnson & Johnson’s Medical Devices and Diagnostics Group Operating Committee and vice president, Licensing and Acquisitions from 1995 to 1999. While at Johnson & Johnson, Mr. Doyle was also chairman of the Medical Devices Research and Development Council, Worldwide president of Biosense-Webster, Inc. and a member of the board of directors of Cordis Corporation, a cardiovascular company, and Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary. From 1992 to 1995, Mr. Doyle was a consultant with McKinsey & Company, a private consulting firm. Mr. Doyle holds a S.B. in materials science and engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. We believe Mr. Doyle is qualified to serve on our Board due to his business and investment experience and his extensive knowledge of our company and our industry.

Charles G. Phillips, III has been a director of Novocure since 2012 and has served on our audit committee and as the chairperson of our compensation committee since 2012. From 2008 to 2011, Mr. Phillips served as chief operating officer of Prentice Capital Management, LLC, a private investment management firm. Prior to joining Prentice Capital Management, LLC, Mr. Phillips was a managing director from 1991 to 2002 and president from 1998 to 2001 of Gleacher & Co., an investment banking and management firm. Prior to joining Gleacher & Co., Mr. Phillips held senior positions at other investment banking firms, including nine years at Morgan Stanley, a global financial services firm, where he served as a managing director within the investment banking division and founded and led that firm’s high-yield finance activities. Mr. Phillips has served on the boards of several public and private companies and private investment funds, including California Pizza Kitchen, Inc., a restaurant company, and Fidus Investment Corporation, an investment firm. Mr. Phillips also served on the governing bodies of a number of educational and non-profit organizations. Mr. Phillips earned an A.B. from Harvard College and an M.B.A from Harvard Business School. We believe Mr. Phillips is qualified to serve on our Board due to his business, financial and investment banking experience.

William A. Vernon has been a director of Novocure since 2006 and has served on our compensation committee since 2012 and as the chairperson of our nominating and corporate governance committee since 2015. Mr. Vernon served as the chief executive officer of the Kraft Foods Group, a food products company, from 2012 to 2014 and served as its senior advisor through May 2015. Mr. Vernon has served as a director of Medivation, Inc., a biopharmaceutical company, since 2006, as a director of Intersect ENT Inc., a healthcare equipment company, since 2015, as a director of the Kraft Foods Group from 2012 to 2015, and as a director of The WhiteWave Foods Company, a food products company, since 2016. From 2009 to 2011, Mr. Vernon served as the president of Kraft Foods North America and an executive vice president of Kraft Foods. From 2006 to 2009, Mr. Vernon served as the healthcare industry partner for Ripplewood Holdings, a private equity firm. From 1983 to 2006, Mr. Vernon worked for Johnson & Johnson. He served as company group chairman of DePuy Orthopaedics, a provider of orthopedic products and services, from 2004 to 2005, president of Centocor, a biotechnology company, from 2001 to 2004 and president of McNeil Consumer Products and Nutritionals, Worldwide, an OTC and nutritional products company, and president of The Johnson & Johnson-Merck Joint Venture, an OTC remedies company, from 1995 to 2001. Mr. Vernon holds a B.A. in history from Lawrence University and an M.B.A. from Northwestern University’s Kellogg School of Management. We believe Mr. Vernon is qualified to serve on our Board due to his business and investment experience as an executive in our industry.

Other Current Directors

Timothy Langloss has been a director of Novocure since 2009. Mr. Langloss is a managing director of WFD Ventures LLC, a venture capital firm he co-founded in 2002. As part of his WFD responsibilities, Mr. Langloss served as President of Hand Innovations LLC, a private WFD portfolio company focused on medical devices acquired in 2006 by DePuy Orthopaedics, a Johnson & Johnson company. From June 1998 to July 2002, Mr. Langloss worked as an investment professional at Insight Venture Partners, a private equity and venture capital firm, and at Stonington Partners (formerly Merrill Lynch Capital Partners), a leveraged buyout firm. Mr. Langloss holds an A.B. degree from Harvard University. We believe Mr. Langloss is qualified to serve on our Board due to his business and investment experience and his extensive knowledge of our company and our industry. Mr. Langloss, a current Class I director, has given notice of his intention not to stand for re-election at the Annual Meeting and his resignation will be effective on the date of the Annual Meeting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has engaged Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the year ending December 31, 2016, and is seeking ratification of such appointment by our shareholders at the Annual Meeting. Kost Forer has audited our financial statements since our inception. Representatives of Kost Forer are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Jersey law requires shareholder ratification of the appointment of Kost Forer as our independent registered public accounting firm. If our shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Kost Forer. The Board, or the audit committee on behalf of the Board, will determine the fees to be paid to the auditors for the year ending December 31, 2016.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to Kost Forer during the years ended December 31, 2015 and 2014. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2015	2014
Audit Fees (1)	$884,000	$309,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	333,000	620,960
All Other Fees	—	—
Total Fees	1,217,000	$929,960

(1)

Audit Fees consist of fees billed for professional services performed by Kost Forer for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2015 Audit Fees is $550,000 of fees billed in connection with our initial public offering.

(2)

Audit Related Fees include fees billed by Kost Forer for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred in 2015 or 2014.

(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance and transfer pricing services performed by Kost Forer.

Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended or under the Exchange Act (the “Securities Act”), except to the extent we specifically incorporate this Report by reference.

The audit committee oversees the Company’s corporate accounting and financial reporting process on behalf of the Board.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s systems of internal controls.  In fulfilling its oversight responsibilities, the audit committee reviewed the audited consolidated financial statements filed in this Annual Report with management, including a discussion of the quality, not just acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.  The audit committee is comprised entirely of independent directors as defined by applicable NASDAQ listing standards.

The audit committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2015 with the Company’s management. The audit committee has discussed with Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, the Company’s independent registered public accounting firm (“Kost Forer”), the matters required to be discussed with the audit committee under auditing standards generally accepted in the United States of America, including Auditing Standards 16, “Communications with Audit Committees”. The audit committee has received the written disclosures and the letter from Kost Forer required by applicable requirements of the Public Company Accounting Oversight Board regarding Kost Forer’s communications with the audit committee concerning independence and has discussed with Kost Forer its independence. The audit committee also considered whether Kost Forer’s provision of any non-audit services to the Company is compatible with maintaining Kost Forer’s independence.

Based on the review and discussions described above, among other things, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.  The audit committee also approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

Louis J. Lavigne, Jr., Chairman

Robert J. Mylod, Jr.

Charles G. Phillips III

CORPORATE GOVERNANCE

Independence of the Board of Directors

Our ordinary shares are listed on the NASDAQ Global Select Market. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

All of our directors are independent within the meaning of the independent director guidelines of NASDAQ other than Messrs. Danziger, Doyle and Leung and Professor Palti. Mr. Danziger and Mr. Leung are not considered independent because they are employees of our company, and Mr. Doyle and Professor Palti are not considered independent because of the amount of compensation they received in 2015 as consultants to Novocure.

In August 2015, the Board undertook a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the Board has determined that none of Messrs. Burkoth, Langloss, Lavigne, Mylod, Perlhagen, Phillips and Vernon, representing seven of our eleven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ.

In making this determination, the Board considered the relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

The role of chairman of our Board is separate from the chief executive officer position in order to ensure independent leadership of the Board. Our Board has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our chief executive officer can focus on leading our company, while the chairman can focus on leading the Board in overseeing management.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and for overseeing risk related to compensation policies and practices. Our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our audit committee oversees the performance of our internal audit function and considers and approves or disapproves any related-party transactions and our nominating and governance committee monitors the effectiveness of our corporate governance guidelines.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. The audit committee is responsible for, among other things:

•	appointing our independent registered public accounting firm;
•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;
•	determining the terms of our engagement of our independent registered public accounting firm;
•	reviewing and approving the scope of the annual audit and the audit fee;
•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•

reviewing and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

•	monitoring and ensuring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of complaints regarding questionable accounting or auditing matters and reviewing such complaints;

•	reviewing and approving related-party transactions;
•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;
•	reviewing reports to management prepared by the internal audit function, if any, as well as management’s responses;
•

reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual quarterly reports to be filed with the SEC;

•	reviewing, at least annually, the audit committee charter and the committee’s performance; and
•	handling such other matters that are specifically delegated to the audit committee by our Board from time to time.

The audit committee consists of Mr. Lavigne, who currently serves as chairperson of the committee, Mr. Mylod and Mr. Phillips. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Mr. Lavigne qualifies and serves as an audit committee financial expert as defined under the applicable rules and regulations of the SEC. Under the rules and regulations of the SEC and NASDAQ, members of the audit committee must also meet independence standards under Rule 10A-3 of the Exchange Act. All members of our audit committee meet these independence standards.

The audit committee has been established in accordance with section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available to shareholders in the “Corporate Governance” section of our investor relations website at www.novocure.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers, directors, non-employees and employees. The compensation committee is responsible for, among other things:

•	discharging our Board’s responsibilities relating to compensation of our directors and executive officers; and
•	overseeing the administration of our overall compensation and employee benefits plans, particularly incentive compensation and equity-based plans.

Pursuant to the compensation committee charter, the compensation committee’s specific authorities and powers will be, among other functions:

•	periodically reviewing and approving generally our compensation and benefit strategies and policies;
•

at least annually, reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and setting the Chief Executive Officer’s compensation;

•

at least annually, reviewing and approving with the input of our Chief Executive Officer, the compensation of our other executive officers and approving employment, consulting, severance, retirement and/or change in control agreements or provisions with respect to any current or former executive officers;

•	at least annually, reviewing and approving succession plans for our Chief Executive Officer and other executive officers;
•	periodically reviewing and making recommendations to the Board regarding director compensation;
•

overseeing the implementation and administration of our equity compensation plans (including reviewing and approving the adoption of new plans or amendments or modifications to existing plans, subject to shareholder approval, as necessary);

•	approving or reviewing and making recommendations to the Board with respect to our share-based compensation plans;
•

retaining or obtaining the advice of a compensation consultant, independent legal counsel or other adviser (only after taking into consideration certain specified factors identified by the SEC or NASDAQ listing standards), with direct responsibility for the appointment, compensation and oversight of the work of any such compensation consultant, independent legal counsel and other adviser retained by the compensation committee;

•	reviewing from time to time the compensation committee charter and the committee’s performance; and
•	exercising such other authorities and responsibilities as may be delegated to the compensation committee by the Board from time to time.

The compensation committee consists of Mr. Phillips, who currently serves as the chairperson of the committee, Mr. Perlhagen and Mr. Vernon. Each of the members of our compensation committee is a “non-employee” director as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director” as that term is defined in Section 162(m) of the Code and an “independent director” under applicable NASDAQ rules.

The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the compensation committee charter is available to shareholders in the “Corporate Governance” section of our investor relations website at www.novocure.com.

In 2015, the compensation committee retained Radford, an Aon Hewitt Company, which is a national executive compensation consulting firm, to assist the compensation committee with establishing a compensation peer group; conducting market research and analysis on annual and long-term incentive programs, salaries, and equity plans, and assisting the committee in developing target grant levels and annual salaries for executives and other employees; advising the committee on IPO-related compensation matters, such as public company equity plans; providing the committee with advice and ongoing recommendations regarding material executive compensation decisions; and reviewing compensation proposals of management. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC with the compensation committee. Its responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, the compensation committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for, among other things:

•

identifying and screening candidates for our Board and recommending nominees for election as directors, as well as recommending one or more “audit committee financial experts” (as defined under applicable SEC rules) for the audit committee;

•	establishing procedures to exercise oversight of the evaluation of our Board and management;

•	developing and recommending to our Board a set of corporate governance guidelines, as well as periodically reviewing these guidelines and recommending any changes to our Board;
•

reviewing the structure of our Board committees and recommending to our Board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	reviewing and assessing the adequacy of its formal written charter on an annual basis;
•	reviewing the relationships that each director has with us for purposes of determining independence; and
•	generally advising our Board on corporate governance and related matters.

Our nominating and corporate governance committee consists of Mr. Vernon, who serves as chairperson of the committee, Mr. Burkoth and Mr. Mylod. Each of the members of our nominating and corporate governance committee is an independent director under the rules of NASDAQ relating to nominating and corporate governance committee independence.

The nominating and corporate governance committee operates under a written charter. A copy of the nominating and corporate governance committee charter is available to shareholders in the “Corporate Governance” section of our investor relations website at www.novocure.com.

Meetings of the Board of Directors, Board and Committee Member Attendance, and Annual Meeting Attendance

Our Board met seven times during 2015. The audit committee met eight times, the compensation committee met seven times, and the nominating and corporate governance committee did not meet. During 2015, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served that occurred while such director was a member of the Board and such committees.

We encourage all of our directors and nominees for director to attend our annual general meetings of shareholders; however, attendance is not mandatory. We did not have an annual general meeting of shareholders in 2015.

Director Nomination Process

The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity.  In considering diversity of the Board, the nominating and corporate governance committee will take into account various factors and perspectives, including differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender and national origin.   Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make.  Directors should plan to make a significant time commitment to the Company.

The nominating and corporate governance committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, strength of character, mature judgment and technical skills in its assessment of the needs of the Board and its evaluation of director nominees. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas, amongst others.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the Board. The nominating and corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the Company and its shareholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board be independent as required under the NASDAQ qualification standards. The nominating and corporate governance committee also believes it is appropriate for our Chief Executive Officer to serve as a member of our Board. Our directors’ performance and qualification criteria are reviewed annually by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our Board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective or expertise.

If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the nominating and corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, the nominating and corporate governance committee would generally poll our Board and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management as appropriate. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best contribute to the success of our Company and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our Board. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee evaluates nominees recommended by shareholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our shareholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. We do not intend to treat shareholders recommendations in any manner different from other recommendations.

For a shareholder to make any recommendation or nomination for election to the Board at an annual meeting, the shareholder must provide notice to the Company, which notice must be received by the Company’s corporate secretary at the Company’s principal executive offices not later than the 90th day nor earlier than the 120th Clear Day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event no annual meeting was held in the previous year or if that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, it must be so received by the corporate secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th Clear Day prior to such annual meeting, or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made. As set forth in our Articles of Association, submissions must include all information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act and a written and signed consent of the proposed nominee to be named in the proxy statement as a nominee and to serving as a director if elected. Our Articles of Association also specify further requirements as to the form and content of a shareholder’s notice. We recommend that any shareholder wishing to make a nomination for director review a copy of our Articles of Association, as amended and restated to date, which is available, without charge, from Investor Relations, at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355.

Shareholder Communications with the Board of Directors

Should shareholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of our General Counsel, at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355.  The General Counsel will forward the communication to the appropriate Board members.

Compensation Committee Interlocks and Insider Participation

During 2015, our compensation committee consisted of Messrs. Perlhagen, Phillips and Vernon. None of the members of our compensation committee is an officer or one of our employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on the Board or our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2015, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the sections of this Proxy Statement captioned “Director Compensation” and “Executive Compensation.”

Investors Rights Agreement

On June 1, 2015, we entered into an Eleventh Amended and Restated Investors Rights Agreement (the “Investors Rights Agreement“) with the holders of our preferred shares and certain other holders of our securities. The Investors Rights Agreement sets forth the size of our Board, provides the procedures through which directors can be elected and removed and through which our securities may be transferred, and also enumerates the corporate actions that require the consent of certain holders of our securities (in addition to that of our Board), among other things. The Investors Rights Agreement terminated upon the completion of the IPO.

Registration Rights Agreement

In connection with our Series J financing, we entered into the Tenth Amended and Restated Registration Rights Agreement dated June 1, 2015 (the “Registration Rights Agreement”) pursuant to which we granted certain registration rights to holders of our registrable securities, which include Ordinary Shares issuable upon exercise of warrants that were outstanding prior to our IPO. Set forth below is a description of the registration rights granted under the Registration Rights Agreement.

Demand registration rights

At any time after the IPO (subject to applicable lock-up restrictions), certain holders (the “Initiating Holders”) have the right to demand that we file a registration statement covering the offer and sale of their registrable securities, so long as the aggregate offering price of securities to be sold under the registration statement is no less than $5.0 million. Upon such demand we are required to use our best efforts to file a registration statement; however, we are not obligated to effect a demand registration (1) if we have already effected one demand registration for the Initiating Holders that were either holders of Series B or Series F convertible preferred shares prior to the IPO, one demand registration for the Initiating Holders that were holders of Series G convertible preferred shares prior to the IPO, one demand registration for the Initiating Holders that were holders of Series H convertible preferred shares prior to the IPO, one demand registration for the Initiating Holders that were holders of Series I convertible preferred shares prior to the IPO and one demand registration for the Initiating Holders that were holders of Series J convertible preferred shares prior to the IPO, subject to certain exceptions, (2) during a period of 180 days after the effective date of the IPO or any other registration pursuant to the Registration Rights Agreement, (3) during a period beginning on the 60th day prior to our good faith estimate of the effective date of, and ending on the 120th day after the effective date of, a firm commitment public offering of our securities initiated by us other than pursuant to the demand registration rights described herein, or (4) if the securities to be registered can be registered on Form S-3. We have the right to defer filing of a registration statement for up to 90 days if we provide the Initiating Holders a certificate signed by our Chief Executive Officer stating that in the good faith judgment of our Board such registration will be materially detrimental to us and our shareholders, but we cannot exercise this deferral right more than once in any 12-month period.

Piggyback registration rights

At any time after the IPO (subject to applicable lock-up restrictions), if we propose to register any of our share capital or other securities in connection with the public offering of such securities solely for cash (other than a registration on Form S-8 or similar successor form relating solely to the sale of securities to participants in a share option plan or other compensatory arrangement to the extent includable on Form S-8 or similar successor form), then we must offer each holder of the registrable securities the opportunity to include their securities in the registration statement or otherwise register such registrable securities. However, we are not obligated to make any offering of our securities or to complete an offering of our securities that we propose to make.

Form S-3 registration rights

Upon our Company becoming eligible to use Form S-3, if certain holders of registrable securities request that we file a registration statement on Form S-3, we (i) shall promptly give at least 30 days’ written notice of the proposed registration to all other holders and (ii) shall use our reasonable best efforts to effect such registration and include therein all or such portion of the registrable securities as are specified in such request, together with all or such portion of the registrable securities of any other holder electing to join in such registration by furnishing to us a written request within 20 days after receipt of the written notice specified in clause (i) above. However, we are not obligated to file a registration statement on Form S-3 if (i) the aggregate offering price of securities to be sold under the registration statement does not exceed $2.0 million, net of any underwriters’ discounts or commissions, (ii) we provide the requesting holders of the registrable securities a certificate signed by our Chief Executive Officer stating that in the good faith judgment of our Board the filing of a registration statement on Form S-3 will be materially detrimental to us and our shareholders or (iii) we have already effected one registration on Form S-3 in the 12-month period preceding the date of such request. Such requests for registrations are not counted as demand registrations.

Technion letter of agreement

In February 2015, we entered into a settlement agreement (the “Settlement Agreement”) with the Technion Research and Development Foundation and the Technion – Israel Institute of Technology (collectively, the “Technion”) whereby we agreed to resolve certain potential disputes among us, the Technion and Professor Palti, our Chief Technology Officer and a member of our Board, arising out of certain intellectual property that Professor Palti developed while affiliated with the Technion and that Professor Palti has assigned to us. In settlement of these potential disputes, we agreed to pay the Technion an aggregate of $7.5 million, including $1.0 million that was paid on the date of the agreement, an additional $1.0 million that was paid upon the completion of the IPO and an additional $5.5 million that will be payable within five business days (1) if we achieve $250.0 million of cumulative net sales since inception at the end of any given quarter or (2) upon consummation of an M&A transaction, which includes any merger to the extent it involves a change of control, the sale of all or substantially all of our assets or shares, the sale of or exclusive license to our intellectual property or a similar transaction.

In addition, pursuant to the terms of the Settlement Agreement, we issued 1,005,210 ordinary shares to the Technion, and further granted the Technion an option to acquire an additional 1,005,210 Ordinary Shares, which is exercisable at any time until the first to occur of (1) 12 months following the IPO and (2) immediately prior to the sale of the Company for cash or publicly traded stock. There is no exercise price on this option, and to date this option has not been exercised; however, the Technion has 12 months after the completion of the IPO to exercise its option. We also entered into a letter agreement with Professor Palti and an entity affiliated with Professor Palti (the “Palti Parties”) pursuant to which the Palti Parties agreed to redeem and cancel 2,010,420 Ordinary Shares at an aggregate price of £3,400, to enable us to satisfy the obligations to issue shares to the Technion. In addition, to enable us to satisfy (in part) our obligations to pay the Technion cash payments, the Palti Parties agreed to pay up to $2.0 million solely from net proceeds of the sale of the Palti Parties’ Ordinary Shares. We have the right to require the Palti Parties to sell their shares in market transactions to satisfy any remaining portion of the $2.0 million amount not yet paid to us, so long as the market price of our Ordinary Shares is not less than $17.60, or 80% of the price of the Ordinary Shares that were sold in the IPO.

Indemnification agreements

We have entered into indemnification agreements with each of our directors pursuant to which each director will be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by each director, or on such director's behalf, arising out of his or her service as a director. The indemnification agreement further provides procedures for the determination of an indemnitee's right to receive indemnification and the advancement of expenses.

Related-party transaction policy

Our Board adopted a written related-party transaction policy as set forth in our Corporate Governance Guidelines, which became effective and publicly available on October 2, 2015, setting forth the policies and procedures for the review and approval or ratification of transactions involving us and related persons. For the purposes of this policy, related persons will include our executive officers, directors and director nominees or their immediate family members, or shareholders owning 5% or more of our outstanding Ordinary Shares and their immediate affiliates.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, where the amount involved exceeds $120,000 per year and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Our executive officers and directors will be discouraged from entering into any transaction that may cause a conflict of interest for us. If such a transaction shall arise, they must report any potential conflict of interest, including related-party transactions, to our General Counsel, who will then review and summarize the proposed transaction for our audit committee. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

We have entered into consulting arrangements with two of our directors and we have entered into employment agreements with two of our directors. For a description of these agreements, see the section of this Proxy Statement captioned “Director Compensation”.

We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see the section of this Proxy Statement captioned “Executive Compensation”.

We have granted restricted stock and stock options to our named executive officers, our other executive officer and certain of our directors. See the sections of this Proxy Statement captioned “Executive Compensation” and “Director Compensation”.

DIRECTOR COMPENSATION

Current Compensation

Effective as of our IPO, our executive officers who are members of our Board, as well as our directors who are our consultants or otherwise not considered independent under the corporate governance rules of the SEC and NASDAQ, do not receive compensation from us for their service on our Board. Accordingly, Messrs. Danziger, Doyle and Leung and Professor Palti do not receive compensation from us for their service on our Board. In addition, Mr. Langloss has certain current external obligations that prevent him from receiving cash and equity compensation from us.  Only those directors who are considered independent directors under the corporate governance rules of NASDAQ and the SEC will be eligible to receive compensation from us for their service on our Board. Our independent directors receive the following amounts, which are paid in quarterly installments following the end of each quarter:

•	a base annual retainer of $45,000 in cash;
•	an additional annual retainer of $25,000 in cash to the chairman of the audit committee;
•	an additional annual retainer of $15,000 in cash to the chairman of the compensation committee;
•	an additional annual retainer of $10,000 in cash to the chairman of the nominating and corporate governance committee;
•	an additional annual retainer of $15,000 in cash to each member of the audit committee;
•	an additional annual retainer of $7,500 in cash to each member of the compensation committee; and
•	an additional annual retainer of $5,000 in cash to each member of the nominating and corporate governance committee.

In addition, we expect that each independent director will be granted an award under our 2015 Omnibus Incentive Plan (the “2015 Plan”).  On the date of each annual general meeting of our shareholders or such other date authorized by the compensation committee or the Board, the Board may grant share options under our 2015 Plan to each independent director. Such grant of share options shall be in an amount determined by the Board upon recommendation of the compensation committee, in its sole discretion (each, an “Annual Equity Award”), provided that such Annual Equity Awards shall not exceed options to purchase 23,600 Ordinary Shares (as such number of Ordinary Shares may be adjusted pursuant to the terms of the 2015 Plan). We also expect that independent directors elected or appointed to the Board between annual general meetings will receive an Annual Equity Award for options to purchase a number of our Ordinary Shares based on that percentage of such annual share option grant that equals the percentage of the year (beginning from the date of such election or appointment) remaining until the next annual general meeting (assuming that such next annual general meeting occurs on the anniversary of the preceding annual general meeting). We expect that any such Annual Equity Award (or pro-rated portion) will vest ratably on the anniversary of the Annual Equity Award’s grant date.

We also reimburse, and expect that we will continue to reimburse, all of our directors for reasonable and necessary expenses incurred to attend board of director or committee meetings.

Pre-IPO Compensation

Prior to the IPO, members of our Board did not receive and were not entitled to receive cash compensation for their services as directors, except for the reimbursement of reasonable and documented costs and expenses incurred by directors in connection with attending any board of director or committee meetings. Nonetheless, certain of our directors did receive compensation from us in their capacity as an employee of or consultant to us. However, our directors who are also one of our employees, such as Mr. Danziger and Mr. Leung, or who are one of our consultants, such as Mr. Doyle or Professor Palti, do not now, and are not expected in the future to, receive any compensation for their services as a director. In the case of Mr. Danziger, who is a named executive officer (“NEO”), his compensation for fiscal 2014 and 2015 is described below and reported in the summary compensation tables below. In the case of Mr. Leung, Mr. Doyle and Professor Palti, none of whom are NEOs, compensation is generally payable pursuant to and in accordance with an employment agreement or consulting agreement, as applicable, with us, each as described in more detail below.

The following table shows the total compensation earned or paid to our directors (other than Mr. Danziger, whose compensation is reported in the summary compensation table below) for the year ended December 31, 2015:

Name	Fees earned or paid in cash ($)(1)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)
William F. Doyle	—	—	300,000	300,000
Kinyip Gabriel Leung	—	—	162,025	162,025
Yoram Palti, M.D., Ph.D.	—	—	279,657	279,657
William Burkoth	12,500	—	—	12,500
Timothy Langloss (4)	11,250	—	—	11,250
Louis J. Lavigne, Jr.	17,500	—	—	17,500
Robert J. Mylod, Jr.	16,250	—	—	16,250
Gert Lennart Perlhagen	13,125	—	—	13,125
Charles G. Phillips III	18,750	—	—	18,750
William A. Vernon	15,625	—	—	15,625

(1)

Prior to the IPO, members of our Board had not received or earned, nor been entitled to receive or earn, fees or other cash compensation for their services as directors, except for the reimbursement of reasonable and documented costs and expenses incurred by directors in connection with attending any board of director or committee meetings. After the IPO, members of our Board earned fees for the services as directors in the fourth quarter of 2015 as described above in “Director Compensation – Current Compensation”.

(2)	None of our directors, other than Mr. Danziger, were granted stock awards or other equity compensation in 2015.

For each director listed in the director compensation table above, the aggregate number of stock option awards outstanding at December 31, 2015 is set forth below; other than these option awards, no shares of unvested restricted stock, stock units or other stock-based awards were held by our directors as of December 31, 2015:

	Aggregate number of option awards
Director	Number of securities underlying unexercised options (#)—exercisable	Number of securities underlying unexercised options (#)—unexercisable
William F. Doyle	—	—
Kinyip Gabriel Leung	345,687	87,316
Yoram Palti, M.D., Ph.D.	147,825	—
William Burkoth	—	—
Timothy Langloss	—	—
Louis J. Lavigne, Jr.	121,955	40,652
Robert J. Mylod, Jr.	121,955	40,652
Gert Lennart Perlhagen	—	—
Charles G. Phillips III	121,955	40,652
William A. Vernon	249,085	—

(3)

For Mr. Doyle, the amount includes $300,000 paid as consulting fees pursuant to his consulting agreement with us (as described below) in 2015.  For Mr. Leung, the amount includes base salary paid by us in 2015 pursuant to his employment agreement (as described below); Mr. Leung did not receive an annual bonus or any other compensation in 2015. For Professor Palti, the amount includes $240,000 in consulting fees and $39,657 for automobile payments made by us in 2015 to Palti Consultants Ltd. pursuant to his consulting agreement with us (as described below).

(4)	Due to certain obligations of Mr. Langloss, he has not received or accepted payment of fees earned in 2015.

Doyle consulting arrangement

On June 24, 2014, we entered into a consulting agreement with Mr. Doyle that expired on December 31, 2014. The consulting agreement provided for four quarterly installments of $75,000 each to be paid each quarter for a total consulting fee of $300,000. The consulting agreement with Mr. Doyle was extended through December 31, 2016 on the same terms and conditions and at the same consulting fee.  In March 2016, we began employment agreement negotiations with Mr. Doyle such that he would become an executive officer employee of our company and, consistent with our other executive officers, would receive an annual salary and a target bonus opportunity based on, among other things, the achievement of our 2016 corporate objectives.  Subject to compensation committee and Board approval of the employment agreement, we anticipate that Mr. Doyle would become the highest paid executive officer of the Company in terms of total cash compensation.  Consistent with our executive officers, his target bonus would be approved by the Board or the compensation committee in 2017 and would be paid in March 2017.

Mr. Doyle plays a significant leadership role in the Company.  In addition to providing oversight of the senior management team, Mr. Doyle is responsible for our financing activities and manages the relationships with its major shareholders and the investment community in general.  He makes presentations on behalf of the Company at conferences and industry events, plays a critical role in our relationships with regulatory and government agencies, and interacts with constituents to ensure appropriate levels of reimbursement for covered individuals. Mr. Doyle is the managing member of WFD Ventures LLC, a manager of venture capital partnerships. WFD Ventures LLC is the manager of WFD Ventures Fund A and the sole member of WFD-GP II, LLC, which is the general partner of WFD Ventures Fund II.  Collectively, Mr. Doyle manages venture capital partnerships that beneficially own approximately 26.5% of our Ordinary Shares at March 20, 2016.  Due to certain existing obligations as managing member of WFD Ventures LLC, Mr. Doyle is restricted from receiving equity incentive compensation from us. At such time when Mr. Doyle is not subject to these restrictions (either through termination or waiver), we anticipate that, subject to compensation committee and Board approval, Mr. Doyle will be granted a significant equity award under our 2015 Omnibus Incentive Plan.

Mr. Doyle currently is an employee and investment team member at Pershing Square Capital Management L.P., a private investment firm, of which William Ackman is the CEO and Portfolio Manager.  As of the date hereof, Mr. Ackman is a shareholder of the Company.  If we enter into an employment agreement with Mr. Doyle, we expect that he will continue to serve as the managing member of WFD Ventures LLC and to provide ongoing services to Pershing Square Capital Management L.P.

Leung employment agreement

On August 24, 2011, we entered into an employment agreement with Kinyip Gabriel Leung pursuant to which Mr. Leung agreed to serve as the Vice Chairman of our Board for an initial term of three years commencing August 24, 2011, working for us on a part-time basis, with automatic renewal for successive one-year extensions unless either party gives notice not to renew and extend at least 90 days prior to the end of the initial term or any renewal term. Mr. Leung’s employment agreement contemplates part-time employment with us for at least 90 working days per year, and Mr. Leung initially agreed to devote not less than 40% of his working time and attention to us. Subsequently, in 2015, we and Mr. Leung agreed that Mr. Leung will devote not less than 25% of his working time and attention to us.

Pursuant to his employment agreement, Mr. Leung is entitled to receive an annual base salary of $324,000 per year and is eligible to receive an annual discretionary incentive payment under our annual bonus plan, if any, in the sole discretion of our Board. Subsequent to entry into his employment agreement, Mr. Leung’s base salary was changed by the compensation committee to $162,000 effective March 2014 to reflect an adjustment to his time commitment to us.

Pursuant to Mr. Leung’s employment agreement, in 2011, we granted Mr. Leung an option to purchase 314,743 Ordinary Shares at a price per share of $3.44. These options vest in six installments, whereby 20% of the shares subject to the option vested on the date of grant and 16% of the shares subject to the option will become vested on each of the first five anniversaries of the date of grant, subject to continued service through the applicable vesting date, provided that the options will fully vest upon the consummation of a change of control that occurs during his employment. In 2013, we granted Mr. Leung options to purchase 88,695 Ordinary Shares at a price per share of $7.03 and, in 2014, we granted Mr. Leung options to purchase 29,565 Ordinary Shares at a price of $7.48. The options granted in 2013 and 2014 vest in four equal installments on each of the first four anniversaries of the grant date, subject to continued service through the applicable vesting date. As of December 31, 2015, no portion of these options has been exercised.

If we terminate Mr. Leung’s employment other than for cause or if Mr. Leung terminates his employment for good reason (as such terms are defined in Mr. Leung’s employment agreement) or as a result of our non-extension of the term of Mr. Leung’s employment, then, subject to his execution without revocation of a release of claims, he will receive continued payment of his base salary at the time of termination for a period of six months following the date of termination and an additional portion of his sign-on options will become vested equal to the portion that would have become vested on the next scheduled vesting date.

Pursuant to his employment agreement, Mr. Leung is subject to certain confidentiality and non-disparagement covenants, as well as covenants of non-solicitation of employees during his employment and for two years thereafter and non-solicitation of business partners during his employment and for one year thereafter. Mr. Leung is not subject to a non-competition agreement, but his employment agreement requires that his other business activities not unreasonably interfere with his duties under the employment agreement.

Palti consulting arrangement

We are party to a consulting agreement with Palti Consultants Ltd., a private Israeli company, pursuant to which Professor Palti provides research and development services to us relating to Optune and other of our projects. Under the consulting agreement, Palti Consultants Ltd. receives an aggregate of $20,000 per month for Professor Palti’s services. We also pay for the use of a company automobile and reimbursement for actual business expenses arising out of travel, lodging, meals and entertainment in connection with his services to us. In lieu of providing Professor Palti with a company car, we currently satisfy our automobile obligations under the consulting agreement by paying Palti Consultants Ltd. cash sufficient to cover the costs of his automobile on an after-tax basis. The total amount paid to Palti Consultants Ltd. in 2014 and 2015 with respect to the automobile payments was $42,634 and $39,657, respectively.

The consulting agreement generally continues for an indefinite term that is terminable by either party by prior written notice of at least six months, by mutual consent or by us in the event of a breach by Palti Consultants Ltd. that is uncurable or uncured after 14 days’ notice. The consulting agreement includes certain non-competition and non-disclosure covenants with respect to Optune and other of our projects, technologies and inventions other than in the performance of Palti Consultants Ltd.’s services to us.

Non-employee director option awards

In November 2012, our Board approved grants of options to purchase 162,607 Ordinary Shares at an exercise price of $6.72 per share to each of the following directors: Louis J. Lavigne, Jr., Robert J. Mylod, Jr. and Charles G. Phillips III. The grant date of each of these options is September 29, 2012. These options vest in installments on the basis of continued service over a period of four years, with 25% vesting on each of the first four anniversaries of the date of grant.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of March 24, 2016.

Name	Age	Position
Asaf Danziger	49	Chief Executive Officer and Director
Michael Ambrogi	52	Chief Operating Officer
Wilhelmus Groenhuysen	58	Chief Financial Officer
Eilon Kirson, M.D., Ph.D.	47	Chief Science Officer and Head of Research and Development
Peter Melnyk	53	Chief Commercial Officer

Asaf Danziger has served as our Chief Executive Officer since 2002 and has been a director of Novocure since 2012. From 1998 to 2002, Mr. Danziger was CEO of Cybro Medical, a subsidiary of Imagyn Medical Technologies, Inc., a medical products company. Mr. Danziger holds a B.Sc. in material engineering from Ben Gurion University of the Negev, Israel.

Michael Ambrogi has been our Chief Operating Officer since 2010 and previously served as our U.S. General Manager from 2006 to 2010. Mr. Ambrogi has overall responsibility for our ongoing operations, engineering, manufacturing and service and human resources activities worldwide. From 1991 to 2006, Mr. Ambrogi worked for Deka Research and Development Corporation, inventor Dean Kamen’s private research and development firm, last serving a general manager. Mr. Ambrogi led Deka’s teams on many products including the Baxter HomeChoice peritoneal dialysis machine, the Davol Hydroflex surgical irrigation device, the Cordis Crowne Stent and the J&J IBOT 3000 mobility system. Earlier in his career, from 1988 to 1990, Mr. Ambrogi was a consultant with McKinsey & Company. Mr. Ambrogi holds a S.B. in mechanical engineering from MIT.

Wilhelmus Groenhuysen has been our Chief Financial Officer since 2012. From 2007 to 2011, Mr. Groenhuysen worked for Cephalon, Inc., a specialty pharmaceutical company acquired by Teva Pharmaceuticals Ltd., last serving as executive vice president and chief financial officer, where he had responsibility for worldwide finance, commercial operations and risk management. From 1987 to 2007, Mr. Groenhuysen worked for Philips Group in various assignments in Europe, Asia and the United States, the latest of which started in 2002 when he was promoted to chief financial officer and senior vice president of Philips Electronics North America Corporation. Mr. Groenhuysen holds a Master’s Degree in Business Economics from VU University Amsterdam and graduated as a Registered Public Controller at VU University Amsterdam.

Eilon Kirson, M.D., Ph.D. has been our Chief Science Officer and Head of Research and Development since 2012 and previously served as our Chief Medical Officer from 2006 to 2012. Dr. Kirson has led the development of TTFields from pre-clinical testing to large, multi-center phase 3 studies and through multiple regulatory approvals. Dr. Kirson previously served as head of electrophysiology at Carmel Biosensors Ltd., a private medical technology company. Dr. Kirson received his B.Med.Sc., M.D. and Ph.D. in Physiology-Biophysics from the Hebrew University of Jerusalem and served his residency in neurology at Sheba Medical Center, Tel Ha-Shomer Hospital, Israel.

Peter Melnyk has been our Chief Commercial Officer since 2011. Mr. Melnyk has overall responsibility for directing our global marketing and sales efforts. Mr. Melnyk was previously senior vice president for sales and marketing at OSI Pharmaceuticals, Inc., a specialty pharmaceutical company, where he led the global commercialization efforts for Tarceva from 2003 to 2011. Prior to OSI, Mr. Melnyk was executive director of oncology at Pfizer Inc., a global biopharmaceutical company, and a director of oncology at Bristol-Myers Squibb Company, a global pharmaceutical and healthcare company. Mr. Melnyk holds a B.Sc in animal science and M.Sc in reproductive endocrinology from McGill University.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers, or “NEOs.” This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for 2015, who are comprised of (1) our principal executive officer and (2) our next two highest compensated executive officers other than the principal executive officer, were as follows:

•	Asaf Danziger, our president, chief executive officer, and a director;
•	Wilhelmus Groenhuysen, our chief financial officer; and
•	Michael Ambrogi, our chief operating officer.

Summary Compensation Table

The following table sets forth total compensation paid to our NEOs.

Named executive officer and principal position	Fiscal year	Salary ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)(5)	Total ($)
Asaf Danziger Chief Executive Officer	2015	642,111	8,263,713	478,772	271,296	9,655,892
	2014	696,174	448,161	313,568	288,528	1,746,431
Wilhelmus Groenhuysen Chief Financial Officer	2015	600,600	2,344,448	330,330	17,544	3,292,922
	2014	594,825	298,774	300,300	17,544	1,211,443
Michael Ambrogi Chief Operating Officer (6)	2015	354,900	3,397,888	177,450	—	3,930,238

(1)

Effective January 1, 2014, the compensation committee set Mr. Danziger’s annual base salary, expressed in U.S. dollars, at $624,000. In accordance with Company practice/policy, Mr. Danziger’s annual salary is paid in the new Israeli shekel, or NIS. The difference between the salary amount established by the compensation committee and those reported in the table above are due to currency translations.

(2)

The amounts represent the aggregate grant date fair value of option awards granted by us in 2015, computed in accordance with FASB ASC Topic 718. See the notes to our consolidated financial statement included in our annual report on Form 10-K for a discussion of the assumptions we use to account for stock-based compensation. These amounts reflect our accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the NEOs.

(3)

Reflects annual cash bonus payments pursuant to the 2014 Cash Bonus Program for achieving certain corporate achievements and personal objectives in respect of 2014 performance, which bonuses were paid in the first quarter of 2015, and annual cash bonus payments pursuant to the 2015 Cash Bonus Program for achieving certain corporate achievements and personal objectives in respect of 2015 performance, which bonuses were paid in the first quarter of 2016. For additional information, see “Cash bonuses—2014 Cash Bonus Program” and “Cash bonuses—2015 Cash Bonus Program” below. Mr. Danziger’s annual cash bonus payment, expressed in U.S. dollars, was $312,000 for 2014 and $468,000 for 2015; however, like his base salary, in accordance with Company practice/policy, such annual cash bonus payment is paid in NIS. The difference between the salary amount established by the compensation committee and those reported in the table above are due to currency translations. The amounts reported for Mr. Danziger’s annual cash bonus payments pursuant to the 2014 Cash Bonus Program and 2015 Cash Bonus Program reflect the actual amounts paid in respect of 2014 performance and 2015 performance, respectively, as expressed in U.S. dollars, based on the actual NIS/US$ exchange rates.

(4)	A detailed breakdown of “All other compensation” for Mr. Danziger for 2014 and 2015 is provided in the table below, in each case, based on actual cost expressed in U.S. dollars.

Name	Fiscal year	Company contribution to benefits ($)(a)	Vacation payout ($)(b)	Automobile payments ($)(c)	Total ($)
Asaf Danziger	2015	161,105	68,262	41,929	271,296
	2014	173,109	69,960	45,459	288,528

(a)

For 2014, amount includes $110,592 in severance and pension contributions from us to Mr. Danziger’s Managers Insurance Policy; $52,213 in contributions from us to Mr. Danziger’s advance study fund/professional education fund (keren hishtalmut); $10,304 in payments by us in respect of social security and recuperation pay required by statute in Israel, convalescence pay and holiday gift cards given to Company employees twice per year (Passover and Rosh Hashana) and grossed up for taxes. For 2015, amount includes $102,757 in severance and pension contributions from us to Mr. Danziger’s Managers Insurance Policy; $48,158 in contributions from us to Mr. Danziger’s advance study fund/professional education fund (keren hishtalmut); $9,026 in payments by us in respect of social security and recuperation pay required by statute in Israel, convalescence pay and holiday gift cards given to Company employees twice per year (Passover and Rosh Hashana) and grossed up for taxes. For additional details with respect to the Managers Insurance Policy and professional education fund, please see “Other employee benefits and compensation” and “Executive employment arrangements—Danziger employment agreement” below.

(b)

For 2014, represents payment for 28 days of accrued but unused vacation time paid to Mr. Danziger pursuant to the exercise of his right, in accordance with his employment agreement, to elect, on an annual basis, to receive a cash payment based on Mr. Danziger’s base salary in respect of such accrued but unused vacation time in lieu of using such accrued vacation in the future. For Mr. Danziger, the 2014 vacation payment represented 28 days of unused vacation accrued from October 2014 when Mr. Danziger had last made an election to receive his then accrued vacation time in cash. For 2015, represents payment for 28 days of accrued but unused vacation time paid to Mr. Danziger pursuant to the exercise of his right, in accordance with his employment agreement, to elect, on an annual basis, to receive a cash payment based on Mr. Danziger’s base salary in respect of such accrued but unused vacation time in lieu of using such accrued vacation in the future. For Mr. Danziger, the 2015 vacation payment represented 28 days of unused vacation accrued from December 2015 when Mr. Danziger had last made an election to receive his then accrued vacation time in cash. For additional information, see “Executive employment arrangements—Danziger employment agreement” below.

(c)

In lieu of providing Mr. Danziger with a company car, we currently satisfy our automobile obligations under Mr. Danziger’s employment agreement with us by paying Mr. Danziger cash sufficient to cover the costs of his automobile on an after-tax basis. The total amount paid to Mr. Danziger with respect to the automobile payments was $45,459 and $41,929 for 2014 and 2015, respectively. For additional information, see “Executive employment arrangements—Danziger employment agreement” below.

(5)

“All other compensation” for Mr. Groenhuysen for 2014 was comprised of automobile payments totaling $13,200 and insurance premiums paid of $4,344 and for 2015 was comprised of automobile payments totaling $13,200 and insurance premiums paid of $4,344. For additional information, see “Executive employment arrangements—Groenhuysen employment letter agreement.”

(6)

The salary actually paid to Mr. Groenhuysen in 2014 and reported in the summary compensation table reflects a blended rate of his base salary at the start of fiscal 2014 of $577,500 and a rate of $600,600 following a performance-based raise approved by our compensation committee in February 2014.

(7)	Compensation was not provided for Mr. Ambrogi for 2014 because he was not designated as an NEO for 2014.

Base salary

Our compensation committee conducts an annual review of each executive officer’s base salary once per year, with input from our Chief Executive Officer (other than with respect to himself), and makes adjustments as it determines appropriate in furtherance of our compensation philosophy and company performance objectives and needs, with revisions generally becoming effective in April of that year.

In 2014, in connection with their respective annual performance reviews, effective January 1, 2014, Mr. Danziger’s base salary was increased to $624,000. In addition, in connection with his annual performance review, Mr. Groenhuysen’s base salary was increased to $600,600. These base salary increases were approved by the compensation committee. Our NEOs base salaries were not adjusted during 2015.

The current annual base salaries of our Named Executive Officers and Mr. Groenhuysen are set forth below:

Named executive officer	Base salary ($)
Asaf Danziger	624,000
Wilhelmus Groenhuysen	600,600
Michael Ambrogi	354,900

Cash bonuses

2014 Cash Bonus Program

In general, the bonus of each executive officer, including NEOs, is determined by the achievement of corporate goals and personal objectives. Under their respective employment agreements, the NEOs have pre-established target bonus amounts (expressed as a percentage of base salary) payable at the discretion of the Board or compensation committee. For our CEO, the actual amount of his bonus award is determined solely based on our achievement of corporate objectives. For our other NEOs, the actual amount of the bonus award is determined by the executive’s level of achievement against his or her personal objectives (comprising 10% of the bonus), in combination with the achievement of the corporate objectives (comprising 90% of the bonus). The corporate objectives for 2014 included commercial objectives, such as gross billings targets in the United States and launches of certain projects; clinical regulatory and medical affairs objectives, such as opening and enrolling certain trials; finance, health policy and reimbursement and billing operations objectives, including establishing certain payment functions and securing contracts with private payers; and operations, supply chain and engineering objectives.

Our NEOs received the following annual cash bonuses in respect of 2014 performance, in large part in recognition of the continued growth of the business and the successful interim results of the EF-14 clinical trial for newly diagnosed GBM:

Named executive officer	FY 2014 target bonus (% Base Salary)	Realization (%) corporate achievement/ personal objectives	Actual FY 2014 bonus ($)
Asaf Danziger	50%	100%/n/a	312,000
Wilhelmus Groenhuysen	50%	100%/100%	300,300

The target annual cash bonus percentage for Mr.. Groenhuysen was as set forth in his employment agreement (as described below). Mr. Danziger’s target annual cash bonus percentage is established by the compensation committee each year, in its discretion, in accordance with the terms of his employment agreement. The compensation committee determined that for 2014, Mr. Danziger’s target annual cash bonus would be equal to 50% of his base salary, consistent with the target annual cash bonus percentages for our other NEOs.

2015 Cash Bonus Program

The target amount and actual amount of the annual cash bonus for each of our NEOs for fiscal 2015 is described below:

Named executive officer	FY 2015 target bonus (% Base Salary)	Realization (%) corporate achievement/ personal objectives	Actual FY 2015 bonus ($)
Asaf Danziger	75%	100%/100%	468,000
Wilhelmus Groenhuysen	50%	110%/110%	330,330
Michael Ambrogi	50%	100%/100%	177,450

For 2015, Messrs. Groenhuysen and Ambrogi had a target annual cash bonus equal to 50% of their respective base salaries as per their respective employment agreements. The compensation committee determined that for 2015, Mr. Danziger’s target annual cash bonus would increase to 75% of his base salary to more closely align with market practice.  The board and compensation committee determined each NEO’s 2015 annual cash bonus in the first quarter of 2016 and the Company paid each NEO his 2015 annual cash bonus thereafter.

The board-approved corporate objectives for 2015 included business unit objectives (weighted at 30%), such as increasing demand for Optune in its approved indications and launches of certain projects; clinical regulatory and medical affairs objectives (weighted at 30%), such as opening and enrolling certain trials; finance and health policy objectives (weighted at 20%), including securing contracts with private payers; and operations, supply chain, engineering and human resources objectives (weighted at 20%), including ongoing supply chain optimization and establishment of operations in Japan.   Following the successful financings of the Company, including the IPO, in 2015 the compensation committee and the Board approved a 110% realization level for Mr. Groenhuysen in recognition of his 2015 contributions to the Company.

2016 Cash Bonus Program

The target amount of the annual cash bonus for each of our NEOs for fiscal 2016 is described below:

		Realization (%)
		corporate
	FY 2015 target	achievement/
	bonus	personal
Named executive officer	(% Base Salary)	objectives
Asaf Danziger	75%	100%/n/a
Wilhelmus Groenhuysen	50%	100%/n/a
Michael Ambrogi	50%	100%/n/a

For 2016, Messrs. Groenhuysen and Ambrogi continue to have a target annual cash bonus equal to 50% of their respective base salaries as per their respective employment agreements and Mr. Danziger’s target annual cash bonus remains at 75% of his base salary.  The compensation committee determined that bonus realization for 2016 should be tied 100% to achievement of the 2016 corporate objectives.

The board-approved corporate objectives for 2016 included business unit objectives, such as increasing demand for Optune in its approved indications and reimbursement objectives; clinical regulatory and medical affairs objectives , such as opening and enrolling certain trials; finance and health policy objectives, including securing contracts with private payers; and operations, supply chain, engineering and human resources objectives, including receiving approval of the second generation of Optune in certain markets. The corporate objectives are to be assessed as a whole, with no specific weighting assigned to any particular objective.  We expect that the Board or compensation committee will determine each NEO’s 2016 annual cash bonus in the first quarter of 2017 and the Company will pay each NEO his 2016 annual cash bonus thereafter.

Long-term equity compensation

On February 26, 2014, our compensation committee approved stock option awards under our 2013 Share Option Plan to our NEOs as follows:

Named executive officer	Stock options (#)	Exercise price ($)
Asaf Danziger	88,695	7.48
Wilhelmus Groenhuysen	59,130	7.48
Michael Ambrogi	29,565	7.48

On March 5, 2015, our compensation committee approved stock option awards under our 2013 Share Option Plan to our NEOs as follows:

Named executive officer	Stock options (#)	Exercise price ($)
Asaf Danziger	354,780	14.37
Wilhelmus Groenhuysen	266,085	14.37
Michael Ambrogi	177,390	14.37

Set forth below is a summary of the terms of the stock options granted to our NEOs in 2014 and 2015.

•

The options granted to Mr. Danziger were intended to be Section 102(b)(2) options under the Israeli Income Tax Ordinance (as described below). The options granted to Mr. Groenhuysen and Mr. Ambrogi were intended to be incentive stock options under the Internal Revenue Code.

•	The exercise price per share subject to the stock options is equal to the fair market value of an ordinary share on the date of grant.
•

The options generally vest in four equal installments of 25% of the shares subject to the option on each of the first four anniversaries of the grant date, subject to the optionee’s continued service through the applicable vesting date.

•	The options expire ten years from the date of grant to the extent not theretofore exercised.
•	Upon a termination for cause, as defined in our 2013 Share Option Plan, all outstanding options, whether vested or unvested, will immediately be forfeited on the date of termination.
•

Upon a termination due to death or disability, unvested options will generally be forfeited on the date of termination, but the optionee will have 12 months to exercise any options that were vested and exercisable at the time of termination.

•

Upon a termination by us without cause or a voluntary termination by the optionee, unvested options will generally be forfeited on the date of termination, but the optionee will have 180 days to exercise any options that were vested and exercisable at the time of termination.

On October 2, 2015, our compensation committee granted stock option awards under our 2015 Omnibus Incentive Plan to Mr. Danziger and Mr. Ambrogi as follows:

Named executive officer	Stock options (#)	Exercise price ($)
Asaf Danziger	413,910	22.00
Michael Ambrogi	147,825	22.00

The stock options granted to Mr. Danziger and Mr. Ambrogi in October 2015 have substantially similar terms as those granted in March 2015 and described above, except that Mr. Danziger’s October 2015 option grant is not intended to be a Section 102(b)(2) option grant.

Other employee benefits and compensation

We provide limited executive perquisites to some of our NEOs and limited change-in-control benefits as described further below. We generally provide our NEOs in the United States and Israel with the same benefits generally provided to all other employees in the United States and Israel, respectively.

In the United States, we sponsor a tax-qualified 401(k) defined contribution plan. Our 401(k) plan, which is generally available to all employees, allows participants to defer amounts of their annual compensation before taxes, up to the maximum amount specified by the U.S. Internal Revenue Code of 1986, as amended, or the Code, which was $17,500 per person for calendar 2014 and $18,000 for calendar year 2015 and is $18,000 for calendar year 2016. We do not currently provide, and never have provided, matching contributions or profit-sharing contributions to the plan, although we may do so in the future.

In Israel, we generally provide our executives, including NEOs, with severance, pension, disability and education benefits in line with both Israeli law as well as customary compensation practices among technology companies. Israel’s Severance Pay Law generally entitles employees with one or more years of service to a severance benefit equal to one month’s salary (together with any fixed additional payments that are paid unconditionally each month) for each year of service in the event of a termination by the company or, in limited circumstances, a resignation by the employee due to a constructive dismissal. Certain mandatory pension requirements are also required in light of certain expansion orders that apply to all employees in the industrial sector as well as to all employees in Israel, as the case may be. However, by virtue of Section 14 of the Severance Pay Law, the Minister of Economy (formerly the Ministry of Labor and Welfare) promulgated a General Approval Regarding Payments By Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay According to Severance Pay Law, 5723-1963, or the General Approval, which enables a company and an employee to contractually agree to severance benefits that differ from and apply in lieu of the statutory severance obligations. Payments in accordance with Section 14 of the Severance Pay Law release the employer from any future actual severance payments in respect of its employees, as those employees are entitled upon termination of employment only to the sums accrued in their Managers Insurance Policy (bituach menahalim) or pension fund (as the case may be) with respect to severance pay. Such contractual arrangements are common for employees in Israel in the technology sector.

For Mr. Danziger, we have contractually agreed to adhere to the provisions of the General Approval and to contribute on a monthly basis to a Managers Insurance Policy (bituach menahalim) on his behalf. Such monthly contributions cover pension and disability benefits as well as severance pay in lieu of our statutory obligation to provide such payment under the Severance Pay Law. Pursuant to his employment agreement (as described more fully below), Mr. Danziger is the beneficiary of a Managers Insurance Policy pursuant to which we contribute, on a monthly basis, 8.33% of his monthly gross salary in respect of severance, 5% of monthly gross salary in respect of pension benefits and up to 2.5% of monthly gross salary in respect of disability benefits. In addition to these company contributions, Mr. Danziger contributes to his Managers Insurance Policy by way of a deduction from his monthly salary, a monthly amount equal to 5% of his monthly gross salary. Earnings on amounts contributed to the Managers Insurance Policy are determined under the terms of the policy that is selected by the executive. Except in extreme cases (as may be adjudicated by a competent Labor Court) or if Mr. Danziger impermissibly draws upon such policy (as described in the General Approval attached as an appendix to the relevant employment agreement), Mr. Danziger will receive all severance and pension amounts accumulated in his Managers Insurance Policy upon any termination of his employment (including a resignation that otherwise would not result in the payment of statutory severance under the Severance Pay Law). Disability benefits would be paid, if at all, subject to the terms of the specific disability policy acquired by Mr. Danziger (generally only if he is unable to continue working in his profession or to work at all).

In addition, we contribute to an advance study fund/professional education fund (keren hishtalmut) for the benefit of Mr. Danziger in Israel. These professional education funds are similar to tax-qualified defined contribution savings plans in the United States because contributions up to a certain amount are generally not subject to tax, the funds are managed by insurance companies or investment companies, and their entire activity in this regard is highly regulated by the Ministry of Finance. To qualify for the tax benefits, the employee-beneficiary of the professional education fund is required not to use the funded amounts for a period of at least six years from the establishment of the fund. For each of Mr. Danziger, during each month of his employment, we contribute an amount equal to 7.5% of his monthly gross salary to a professional education fund, but not in excess of the highest amount of such contributions deductible or creditable for Israeli tax purposes. Up to these limits, there is no taxation on the contributions. However, any amount in excess of the highest deductible or creditable amount for such tax purposes is paid to Mr. Danziger concurrently with his monthly salary and taxed like salary at ordinary income rates (but separate from, and not part of, his monthly gross salary as to which the Managers Insurance Policy contributions are required). In addition to contributions that we make to the professional education fund for Mr. Danziger, we deduct 2.5% of his monthly gross salary for an employee contribution to these funds. Once we make contributions to the funds, Mr. Danziger’s right to the amounts in the funds are generally governed solely by the applicable agreements and policies between the executive and the applicable insurance or investment company.

Except as described above, we do not currently sponsor or contribute to any qualified or non-qualified defined benefit plan or any non-qualified defined contribution plan, and we do not currently maintain (or have any outstanding obligation with respect to) any traditional non-qualified deferred compensation plan or other deferred compensation plans.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth information regarding outstanding option awards under the 2003 Share Option Plan, 2013 Share Option Plan and 2015 Omnibus Incentive Plan held by our NEOs as of December 31, 2015.

Named executive officer	Number of securities underlying unexercised options (#)— exercisable		Number of securities underlying unexercised options (#)— unexercisable	Option exercise price ($ per share)	Option expiration date
Asaf Danziger	59,130	(1)	—	0.17	5/1/2016
	342,954	(2)	—	0.17	3/28/2017
	354,780	(3)	—	0.38	10/12/2020
	446,863	(4)	—	3.44	12/14/2021
	22,173	(5)	66,522	7.48	2/26/2024
	—	(6)	354,780	14.37	2/25/2025
	—	(7)	413,910	22.00	10/2/2025
Wilhelmus Groenhuysen	523,732	(8)	—	3.44	12/14/2021
	44,347	(9)	44,348	7.03	2/20/2023
	14,782	(10)	44,348	7.48	2/26/2024
	—	(11)	266,085	14.37	2/25/2025
Michael Ambrogi	99,728	(12)	—	0.23	1/10/2019
	88,695	(13)	—	3.44	12/14/2021
	44,347	(14)	14,783	7.03	2/20/2023
	14,782	(15)	14,783	7.48	2/26/2024
	44,347	(16)	133,043	14.37	2/25/2025
	—	(17)	147,825	22.00	10/2/2025

(1)

These options were granted as Section 102(b)(2) options on May 1, 2006 in respect of 59,130 Ordinary Shares. One-half of the options became vested on May 1, 2008 and one-fourth of the options became vested on May 1 of each of 2009 and 2010.

(2)

These options were granted as Section 102(b)(2) options on March 28, 2007 in respect of 342,954 Ordinary Shares. One-fourth of the options became vested on March 28, 2008 and one-fourth of the options became vested on March 28 of each of 2009, 2010 and 2011.

(3)

These options were granted as Section 102(b)(2) options on October 12, 2010 in respect of 354,780 Ordinary Shares. One-fourth of the options became vested on October 12 of each of 2011, 2012, 2013 and 2014.

(4)

These options were granted as Section 102(b)(2) options on December 14, 2011 in respect of 446,863 Ordinary Shares. One-fourth of the options became vested on December 14 of each of 2012, 2013, 2014 and 2015, subject to Mr. Danziger’s employment through the applicable vesting date.

(5)

These options were granted as Section 102(b)(2) options on February 26, 2014 in respect of 88,695 Ordinary Shares. One-fourth of the options became vested on February 26, 2015 and one-fourth of the options will become vested on February 26 of each of 2016, 2017 and 2018, subject to Mr. Danziger’s employment through the applicable vesting date.

(6)

These options were granted as Section 102(b)(2) options on February 25, 2015 in respect of 354,780 Ordinary Shares. One-fourth of the options will become vested on February 25 of each of 2016, 2017, 2018 and 2019, subject to Mr. Danziger’s employment through the applicable vesting date.

(7)

These options were granted on October 2, 2015 in respect of 413,910 Ordinary Shares. One-fourth of the options will become vested on October 2 of each of 2016, 2017, 2018 and 2019, subject to Mr. Danziger’s employment through the applicable vesting date.

(8)	These options were granted on December 14, 2011 in respect of 786,860 Ordinary Shares. One-fourth of the options became vested on December 14 of each of 2012, 2013, 2014 and 2015.
(9)

These options were granted on February 20, 2013 in respect of 88,695 Ordinary Shares. One-fourth of the options became vested on February 20 of each of 2014 and 2015, and one-fourth of the options will become vested on February 20 of each of 2016 and 2017, subject to Mr. Groenhuysen’s employment through the applicable vesting date.

(10)

These options were granted on February 26, 2014 in respect of 59,130 Ordinary Shares. One-fourth of the options became vested on February 26, 2015 and one-fourth of the options will become vested on February 26 of each of 2016, 2017 and 2018, subject to Mr. Groenhuysen’s employment through the applicable vesting date.

(11)

These options were granted on February 25, 2015 in respect of 266,085 Ordinary Shares. One-fourth of the options will become vested on February 26 of each of 2015, 2016, 2017 and 2018, subject to Mr. Groenhuysen’s employment through the applicable vesting date.

(12)	These options were granted on January 10, 2009 in respect of 99,728 ordinary shares. One-fourth of the options became vested on January 10 of each of 2010, 2011, 2012 and 2013.
(13)	These options were granted on December 14, 2011 in respect of 88,695 ordinary shares. One-fourth of the options became vested on December 14 of each of 2012, 2013, 2014 and 2015.
(14)

These options were granted on February 20, 2013 in respect of 44,347 ordinary shares. One-fourth of the options became vested on February 20 of each of 2014 and 2015, and one-fourth of the options will become vested on February 20 of each of 2016 and 2017, subject to Mr. Ambrogi’s employment through the applicable vesting date.

(15)

These options were granted on February 26, 2014 in respect of 59,130 ordinary shares. One-fourth of the options became vested on February 26, 2015 and one-fourth of the options will become vested on February 26 of each of 2016, 2017 and 2018, subject to Mr. Ambrogi’s employment through the applicable vesting date.

(16)

These options were granted on February 25, 2015 in respect of 177,390 ordinary shares.  One-fourth of the options will become vested on February 25 of each of 2016, 2017, 2018, and 2019, subject to Mr. Ambrogi’s employment through the applicable vesting date.

(17)

These options were granted on October 2, 2015 in respect of 147,825 ordinary shares.  One-fourth of the options will become vested on October 2 of each of 2016, 2017, 2018 and 2019, subject to Mr. Ambrogi’s employment through the applicable vesting date.

Executive employment arrangements

We have entered into written employment agreements with each of Asaf Danziger, Wilhelmus Groenhuysen and Michael Ambrogi, as well as Kinyip Gabriel Leung (whose agreement is described above under “Director Compensation”). These employment agreements, as generally described below, were intended to acknowledge and set forth the terms and conditions of each executive’s employment with us, including each executive’s duties and responsibilities, base salary and bonus eligibility, initial sign-on stock option grant, employee benefit entitlements and severance protection. In addition, each of the employment agreements includes certain restrictive covenants, including non-competition, non-solicitation, non-disclosure and/or non-disparagement covenants, which are intended to protect our interests as well as the interests of our shareholders, affiliates, directors, officers and employees.

We do not have any employment or other individual agreements with or in respect of any NEO that provide for an excise tax gross-up payment. To the contrary, the employment agreement with Wilhelmus Groenhuysen provides that in the event that the executive’s receipt of payments or distributions would subject him to the golden parachute excise tax under Section 4999 of the Code, the amount of parachute payments within the meaning of Section 280G of the Code will be reduced to the greatest amount payable that would not result in such tax, but only if it is determined such reduction would cause the executive to be better off, on a net after-tax basis, if such payments were so reduced than without such reduction and payment of the excise tax under Section 4999 of the Code.

Danziger employment agreement

On October 1, 2002, we entered into an employment agreement with Asaf Danziger pursuant to which Mr. Danziger agreed to serve as our Chief Executive Officer. Mr. Danziger’s employment agreement has an indefinite term and may generally be terminated upon six months’ prior written notice to the other party, except in connection with a termination of Mr. Danziger’s employment by us for cause, as defined in his employment agreement, or a termination by Mr. Danziger as a result of our substantial breach of our obligations under the employment agreement. However, regardless of the reason for termination, Mr. Danziger’s employment agreement provides that he will coordinate with his successor in transitioning such successor to be our Chief Executive Officer.

Under Mr. Danziger’s employment agreement, he was initially entitled to a monthly base salary of US $10,800; however, Mr. Danziger’s annual base salary is currently $624,000 per year (and paid in NIS, at a fixed exchange rate of 4 NIS/US $1). The employment agreement also provides that we contribute, on a monthly basis, an amount equal to 8.33% of Mr. Danziger’s monthly gross salary towards a Managers Insurance Policy to cover severance pay benefits (and will deduct 5% of Mr. Danziger’s monthly gross salary towards such Managers Insurance Policy) as well as an amount equal to 5% of his monthly salary to cover pension benefits (tagmulim). Further, we contribute, on a monthly basis, up to 2.5% of Mr. Danziger’s monthly gross salary to cover work disability plan coverage. In addition, the employment agreement requires that we make contributions on a monthly basis on Mr. Danziger’s behalf in an amount equal to 7.5% of Mr. Danziger’s monthly gross salary to cover an advance study fund/professional education fund, but not in excess of the highest amount of such contributions deductible or creditable for Israeli tax purposes (provided that any excess of the 7.5% monthly salary amount and the highest deductible or creditable amount for such tax purposes is paid to Mr. Danziger concurrently with his monthly salary, but not considered part of his monthly gross salary as to which the Managers Insurance Policy and professional education fund contributions relate). In addition to contributions from us, we deduct 2.5% of Mr. Danziger’s monthly gross salary for contribution to such professional education fund. In addition, we are required under the employment agreement to make an automobile available to Mr. Danziger and to bear all fixed and current costs with respect to the automobile, and to pay to Mr. Danziger, on a monthly basis with his salary, an amount sufficient to cover any income tax imposed on his use of the automobile (such amounts are specifically excluded from Mr. Danziger’s monthly gross salary to which the Managers Insurance Policy and professional education fund contributions relate). In lieu of providing Mr. Danziger with a company car, we currently satisfy our automobile obligations with Mr. Danziger by paying him an amount in cash sufficient to cover the costs of his automobile on an after-tax basis. Mr. Danziger’s employment agreement entitles him to 28 days of paid vacation per year; however, to the extent Mr. Danziger does not take his vacation, his employment agreement permits him to elect, on an annual basis, to either accumulate his accrued but unused vacation time for use in subsequent years or to receive an amount in cash equal to the base salary payable with respect to the number of accrued but unused vacation days.

Upon termination of Mr. Danziger’s employment agreement for any reason, the employment agreement provides that we will assign all of our rights to the Managers Insurance Policy to Mr. Danziger, except that if Mr. Danziger’s right to severance under Israeli Severance Pay Law is deprived under verdict (but only to the extent so deprived) or if Mr. Danziger impermissibly draws upon such policy (as described in the General Approval attached as an appendix to the employment agreement), as a result of which, in either case, Mr. Danziger will not be assigned the rights to such severance benefit policy. In addition, the compensation committee anticipates amending Mr. Danziger’s employment agreement to provide for severance upon certain limited terminations of employment not to exceed 12 months’ base salary and continuation of benefits, or, following a change of control, 24 months’ base salary, two times his bonus and 24 months’ benefit continuation, along with full acceleration of his outstanding equity awards.

Pursuant to his employment agreement, Mr. Danziger is subject to a duty of confidentiality and non-disclosure, and during his employment and for 12 months thereafter, Mr. Danziger agrees that he will not engage in the development, production, sales and/or marketing of tools for medical treatments by means of alternating electric fields anywhere in the world other than for our exclusive benefit or otherwise solicit our business partners with respect to any such activities, and further, that he will not solicit, employ or offer to employ our employees or consultants.

Groenhuysen employment letter agreement

On December 23, 2011, we entered into an employment letter agreement with Wilhelmus Groenhuysen pursuant to which Mr. Groenhuysen serves as our Chief Financial Officer. Pursuant to his employment agreement, Mr. Groenhuysen was to receive an annual base salary of $400,000 per year until January 1 of the year immediately following the completion of an initial public offering, at which time Mr. Groenhuysen’s annual base salary would increase to $550,000 per year; however, Mr. Groenhuysen’s current base salary is $600,600. During his employment, the employment agreement provides that Mr. Groenhuysen is eligible to receive a discretionary annual cash bonus of up to 50% of his annual base salary subject to successful achievement of performance goals set by our Board or compensation committee or our Chief Executive Officer in their sole discretion, and further subject to his continued employment through the payment date (which payment date will occur during the first quarter of the following calendar year).

Pursuant to Mr. Groenhuysen’s employment agreement, we granted to Mr. Groenhuysen sign-on options to purchase 786,860 Ordinary Shares at a price per share of $3.44. These sign-on options vested in four equal installments of 25% of the shares subject to the option on each of the first four anniversaries of his start date. Of these options, Mr. Groenhuysen has exercised his option to purchase 263,128 Ordinary Shares. Mr. Groenhuysen’s employment agreement provides him with up to $10,000 per calendar year for financial planning expenses. In addition, Mr. Groenhuysen’s employment agreement entitles him to a monthly automobile allowance of $1,100 per month.

Upon our termination of Mr. Groenhuysen’s employment other than for cause or as a result of his death or disability or a termination of Mr. Groenhuysen’s employment by Mr. Groenhuysen for good reason (as such terms are defined in Mr. Groenhuysen’s employment agreement), then, subject to his execution without revocation of a release of claims, he will receive a lump sum payment equal to 12 months’ base salary and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Groenhuysen and his eligible dependents as of the date of termination, for up to 12 months following the date of termination. The compensation committee anticipates amending his employment agreement so that if such termination follows a change of control, Mr. Groenhuysen will also receive, in addition to the amounts specified, an additional amount not to exceed the amount of his bonus. In addition, the employment agreement provides that any unvested options would fully vest if a change of control had occurred during his employment or within six months following termination without cause or by him for good reason as of the date of such change of control. In addition, Mr. Groenhuysen’s employment agreement provides that, in the event that Mr. Groenhuysen would be subject to the excise tax under Section 4999 of the Code, his payments will be reduced to the greatest amount payable that would not result in such tax, but only if it is determined such reduction would cause Mr. Groenhuysen to be better off, on a net after-tax basis, than without such reduction and payment of the excise tax under Section 4999 of the Code.

Pursuant to his employment agreement, Mr. Groenhuysen is subject to confidentiality and non-disparagement covenants, as well as covenants of non-competition and non-solicitation of employees, customers and suppliers during his employment and for 12 months thereafter.

Ambrogi employment letter agreement

On December 30, 2010, we entered into an employment letter agreement with Michael Ambrogi pursuant to which Mr. Ambrogi serves as our Chief Operating Officer. Pursuant to his employment agreement, Mr. Ambrogi was to receive an annual base salary of $325,000 per year.  Mr. Ambrogi’s current base salary is $354,900. During his employment, the employment agreement provides that Mr. Ambrogi is eligible to receive a discretionary annual cash bonus of up to 50% of his annual base salary subject to successful achievement of performance goals set by our Board or compensation committee or our Chief Executive Officer in their sole discretion, and further subject to his continued employment through the payment date (which payment date will occur during the first quarter of the following calendar year).

Upon our termination of Mr. Ambrogi’s employment other than for cause or as a result of his death or disability or a termination of Mr. Ambrogi’s employment by Mr. Ambrogi for good reason (as such terms are defined in Mr. Ambrogi’s employment agreement), then, subject to his execution without revocation of a release of claims, he will receive a lump sum payment equal to 6 months’ base salary and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Ambrogi and his eligible dependents as of the date of termination, for up to 6 months following the date of termination. The compensation committee anticipates amending his employment agreement so that if such termination follows a change of control, Mr. Ambrogi will also receive, in addition to the amounts specified, an additional amount not to exceed the amount of his bonus. In addition, Mr. Ambrogi’s employment agreement provides that, in the event that Mr. Ambrogi would be subject to the excise tax under Section 4999 of the Code, his payments will be reduced to the greatest amount payable that would not result in such tax, but only if it is determined such reduction would cause Mr. Ambrogi to be better off, on a net after-tax basis, than without such reduction and payment of the excise tax under Section 4999 of the Code.

Pursuant to his employment agreement, Mr. Ambrogi is subject to confidentiality and non-disparagement covenants, as well as covenants of non-competition and non-solicitation of employees, customers and suppliers during his employment and for 6 months thereafter.

Other compensation practices and policies

Tax considerations

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation greater than $1.0 million paid for any fiscal year to a company’s chief executive officer and to certain other highly compensated executive officers.

Our Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation because we were not previously a public company. We expect that our compensation committee will adopt a policy at some point in the future that, where reasonably practicable and advisable, as determined by the compensation committee in the best interests of our company, will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented and thereafter as may be permitted thereunder, our compensation committee may, in its judgment, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract, incentivize and retain executive talent. Under a transition rule in the regulations issued under Section 162(m) of the Code, for the Reliance Period (as described above), the deduction limits do not apply to any compensation paid pursuant to a compensation plan or agreement that existed when the company was not publicly held.

Policy regarding the timing of equity awards

There has been no market for our Ordinary Shares prior to the IPO. Accordingly, prior to the IPO, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information. We do not, as of yet, have any plans to implement such a program, plan or practice. However, we intend to implement policies to ensure that equity awards are granted at fair market value on the date of grant as well as any policies required by applicable securities law requirements.

Stock ownership policies

We have not established stock ownership or similar guidelines with regard to our executive officers. All of our executive officers currently have a direct or indirect equity interest in us through their stock and/or stock option holdings, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us.

Recoupment policy

We currently do not have a recoupment policy to adjust or recover bonuses or incentive compensation paid to executive officers where such bonuses or payments were based on financial statements that were subsequently restated or otherwise amended in a manner that would have reduced the size of such bonuses or payments. Upon the consummation of the IPO, we became subject to the recoupment requirements under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable laws. We expect to implement a recoupment policy once final guidance has been issued so that our recoupment policy may satisfy all then-applicable requirements and regulations (including disclosure obligations with respect to such policy).

Risk considerations in our compensation program

We believe that the mix and design of the elements of our employee compensation policies and practices do not motivate imprudent risk-taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Equity Compensation Plan Information

The following table gives information about our Ordinary Shares that may be issued upon the exercise of stock options under all of our existing equity compensation plans as of December 31, 2015, including the 2003 Share Option Plan, the 2013 Share Option Plan and the 2015 Omnibus Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders (1)	10,134,829	$8.20	14,947,667
Equity Compensation Plans Not Approved by Shareholders	—	—	—
	10,134,829	$8.20	14,947,667

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our Ordinary Shares as of March 20, 2016 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Ordinary Shares;
•	each named executive officer as set forth in the summary compensation table included in this proxy statement;
•	each of our directors; and
•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Ordinary Shares subject to options that are currently exercisable or exercisable within 60 days of March 20, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our Ordinary Shares in the table is based on 84,426,720 Ordinary Shares issued and outstanding on March 20, 2016. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Novocure, 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355.

	Ordinary Shares Beneficially Owned (1)
Name of Beneficial Owner	Ordinary Shares	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
Directors and Named Executive Officers:
William F. Doyle(1)	20,853,318	2,076,271	22,929,589	26.5
Kinyip Gabriel Leung(2)	—	345,687	345,687	*
Asaf Danziger(3)	933,557	1,336,769	2,270,326	2.6
Wilhelmus Groenhuysen(4)	263,128	686,339	949,467	1.1
Eilon Kirson(5)	148,445	593,634	742,079	*
Yoram Palti, M.D., Ph.D.(6)	1,671,054	147,825	1,818,879	2.2
William Burkoth(7)	—	—	—	—
Timothy Langloss(8)	32,208	7,668	39,876	*
Louis J. Lavigne, Jr.(9)	7,403	121,955	129,358	*
Robert J. Mylod, Jr.(10)	168,114	121,955	290,069	*
Gert Lennart Perlhagen(11)	—	—	—	—
Charles G. Phillips III(12)	68,405	121,955	190,360	*
William A. Vernon(13)	—	249,085	249,085	*
5% Shareholders:
WFD Ventures Fund II(14)	18,531,923	2,057,545	20,589,468	23.8
Hansjoerg Wyss(15)	9,954,748	—	9,954,748	11.8
Volati Limited(16)	7,658,979	913,303	8,599,282	10.1
All directors and current executive officers as a group (15 persons)	24,479,716	6,299,126	30,778,842	33.9

*	Represents beneficial ownership of less than one percent of our outstanding Ordinary Shares.
(1)

As reported on Schedule 13G filed with the SEC on February 12, 2016, includes 78,731 Ordinary Shares held by Mr. William F. Doyle and 18,726 Ordinary Shares underlying warrants exercisable by Mr. Doyle within 60 days of March 20, 2016. Mr. Doyle is a managing director of WFD Ventures LLC, which is the managing member of WFD Ventures Fund A. WFD Ventures LLC is also the sole member of WFD-GP II, LLC, which is the general partner of WFD Ventures Fund II, L.P.. As such, Mr. Doyle’s ownership includes the beneficial ownership of the following: (i) 18,531,923 Ordinary Shares held by WFD Ventures Fund II, L.P., and 2,057,545 Ordinary Shares underlying warrants exercisable by WFD Ventures Fund II, L.P. within 60 days of March 20, 2016; and (ii) 2,242,664 Ordinary Shares held by WFD Ventures Fund A, LLC. Mr. Doyle possesses sole voting and investment power over our shares owned by WFD Ventures Fund II, L.P. (subject to certain rights of the advisory board of WFD Ventures Fund II to approve sales of any of the shares owned by WFD Ventures Fund II, L.P.) and WFD Ventures Fund A, LLC. Mr. Doyle disclaims beneficial ownership in such shares to the extent that he does not have a pecuniary interest.

(2)	Represents 345,687 Ordinary Shares underlying share options exercisable by Mr. Leung within 60 days of March 20, 2016.
(3)	Represents 933,557 Ordinary Shares and 1,336,769 Ordinary Shares underlying share options exercisable by Mr. Danziger within 60 days of March 20, 2016.
(4)	Represents 263,128 Ordinary Shares and 686,339 Ordinary Shares underlying share options exercisable by Mr. Groenhuysen within 60 days of March 20, 2016.
(5)	Represents 148,445 Ordinary Shares and 593,634 Ordinary Shares underlying share options exercisable by Mr. Kirson within 60 days of March 20, 2016.
(6)

Professor Palti shares voting and investment power for the shares held by Bennet Limited. As such, Professor Palti’s beneficial ownership includes 1,671,054 Ordinary Shares held by Bennet Limited and 147,825 Ordinary Shares underlying share options exercisable by Palti within 60 days of March 20, 2016. We have the right to require Professor Palti and Bennet Limited to sell up to $2.0 million of their Ordinary Shares in market transactions, so long as the market price of our Ordinary Shares is $17.60, or not less than 80% of the price of the Ordinary Shares that were sold in the IPO. Bennet Limited is a company incorporated in the British Virgin Islands with a registered address at Road Town, Tortola, P.O. Box 3820, British Virgin Islands.

(7)

Mr. William Burkoth is an executive director of Pfizer Inc., a subsidiary of which, C.P. Pharmaceuticals International C.V., owns 2,625,346 Ordinary Shares. Mr. Burkoth currently possesses no voting or investment power over Ordinary Shares held by C.P. Pharmaceuticals International C.V. and disclaims ownership of such shares. C.P. Pharmaceuticals International C.V. is a Dutch partnership (commanditaire vennootschap) with a registered address at 235 East 42nd Street, New York, New York 10017.

(8)	Represents 32,208 Ordinary Shares and 7,668 Ordinary Shares underlying share options exercisable by Mr. Langloss within 60 days of March 20, 2016.
(9)

Represents 7,403 Ordinary Shares and 121,955 Ordinary Shares underlying share options exercisable by Mr. Lavigne, within 60 days of March 20, 2016. Includes 7,403 Ordinary Shares held by Spring Development Group, LLC, of which Mr. Lavigne is a managing member. Mr. Lavigne shares investment power with respect to these shares. Mr. Lavigne disclaims beneficial ownership in such shares to the extent that he does not have a pecuniary interest.

(10)

Represents 168,114 Ordinary Shares and 121,955 Ordinary Shares underlying share options exercisable by Mr. Mylod within 60 days of March 20, 2016.  Includes 200,000 Ordinary Shares held by Annox Capital LLC, of which Mr. Mylod is the managing member.  Mr. Mylod holds sole voting and investment power over shares held by Annox Capital LLC.

(11)

Mr. Perlhagen is the settlor of, and a beneficiary of shares held by, the Oden Trust, the beneficial owner of Volati Limited. See footnote 15 below. Mr. Perlhagen possesses no voting or investment power over shares held in the Oden Trust.

(12)	Represents 121,955 Ordinary Shares underlying share options exercisable by Mr. Phillips, within 60 days of March 20, 2016. Includes 68,405 Ordinary Shares held by the wife of Mr. Phillips.
(13)	Represents 249,085 Ordinary Shares underlying share options exercisable by Mr. Vernon within 60 days of March 20, 2016.
(14)

As reported on Schedule 13G filed with the SEC on February 12, 2016, represents 18,531,923 Ordinary Shares held by WFD Ventures Fund II, L.P. and 2,057,545 Ordinary Shares underlying warrants exercisable by WFD Ventures Fund II, L.P. within 60 days of March 20, 2016. WFD Ventures LLC is the sole member of WFD-GP II, LLC, which is the general partner of WFD Ventures Fund II, L.P.. Mr. Doyle is the Managing Director of WFD Ventures LLC. Mr. Doyle has sole voting and dispositive power over the shares owned by WFD Ventures Fund II, L.P. (subject to certain rights of the advisory board of WFD Ventures Fund II, L.P. to approve sales of any of the shares owned by WFD Ventures Fund II, L.P.)..

(15)

As reported on Schedule 13G filed with the SEC on February 12, 2016, includes the beneficial ownership of 9,954,748 Ordinary Shares. The address for Mr. Wyss is c/o Loreda, 138 Mt. Auburn St, Cambridge, MA 02138.

(16)

As reported on Schedule 13D filed with the SEC on February 16, 2016, represents 7,658,979 Ordinary Shares held by Volati Limited, and 913,303 Ordinary Shares underlying warrants exercisable by Volati Limited within 60 days of March 20, 2016. Volati Limited is a company incorporated under the laws of Jersey (Channel Islands) with a registered address at Charter Place, 23-27 Seaton Place, St. Helier, Jersey JE115Y and is beneficially owned by the Oden Trust. The trustee of the Oden Trust is Church Street Trustees Limited, whose directors are Richard M. Kearsey, Brian H. Morris, Juan L. Medina, Siobhan M. McGrath, Elizabeth A. Nursey, Stuart E. McInnes, Daniel P. Toft, Julie, A. Gavin, Samantha K. Flambard, Joanne F. Walton-Calvert, Ross L. de Biasi and Sarah J. Dawes. The Oden Trust was settled by Mr. Perlhagen and the beneficiaries include Mr. Perlhagen. Mr. Perlhagen currently possesses no voting or investment power over the shares owned by Volati Limited, and Mr. Perlhagen disclaims ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Ordinary Shares and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are Novocure shareholders may be “householding” our proxy materials. A single proxy statement and annual report may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may notify your broker or direct your written request to: Investor Relations, at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania  19355. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered.

Presentation of Accounts

Under Jersey law, the directors are required to present the accounts of the company and the reports of the directors and auditors before shareholders at a general meeting. Therefore, our accounts for the fiscal year ended December 31, 2015 will be presented to the shareholders at the Annual Meeting.

Other Matters

As of the date of this Proxy Statement, the board of directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the shareholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports

Our Annual Report (which is not a part of our proxy soliciting materials) will be mailed with this Proxy Statement to those shareholders that request and receive a copy of the proxy materials in the mail. Shareholders that received the Notice of Internet Availability can access the Annual Report and this Proxy Statement on the website referenced on the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at www.novocure.com and at the SEC’s website at www.sec.gov.

Upon written request by a Novocure shareholder, we will mail without charge a copy of our Annual Report, including our Annual Report on Form 10-K and the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania  19355.

By Order of the Board of Directors

William F. Doyle Chairman of the Board of Directors

March 24, 2016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees

01 William Burkoth   02 Yoram Palti

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000275755_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

NovoCure Limited
Annual General Meeting of Shareholders
May 4, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint Wilhelmus Groenhuysen, Todd Longsworth and Kimberly Burke, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of NovoCure Limited that the shareholder(s) is/are entitled to vote at the Annual General Meeting of shareholder(s) to be held at 10:00 AM, EST on May 4, 2016, at the First Floor, Le Masurier House, La Rue Le Masurier, St. Helier JE2 4YE Jersey, Channel Islands, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

2